Exhibit 10.2

MANAGEMENT AGREEMENT

by and between

MORNINGSTAR SENIOR MANAGEMENT, LLC

(Manager)

and

CHP BILLINGS MT TENANT CORP.

(Tenant)

MORNINGSTAR OF BILLINGS

BILLINGS, MONTANA

December 2, 2013

i

1.43	Intentionally Omitted	8
1.44	Major Casulty	8
1.45	Management Fee	8
1.46	Manager Indemnitee(s)	8
1.47	Marketing Plan	8
1.48	Marketing Services	8
1.49	Maximum Reserve	8
1.50	Minor Casualty	8
1.51	Mortgage	8
1.52	Mortgage Loan	8
1.53	Mortgage Loan Documents	8
1.54	Intentionally Omitted	8
1.55	Facility Standards	8
1.56	MSM System	9
1.57	Net Operating Income	9
1.58	NOI Shortfall	9
1.59	Non-Routine Capital Expenditures	9
1.60	Operating Account	9
1.61	Performance Termination Notice	9
1.62	Person	9
1.63	Prime Rate	9
1.64	Proposed Budget	9
1.65	Proposed Capital Budget	9
1.66	Proposed Marketing Budget	9
1.67	Proposed Operating Budget	9
1.68	Proprietary Marks	10
1.69	Repairs and Equipment Estimate	10
1.70	Resident Agreements	10
1.71	Residents	10
1.72	Service Contracts	10
1.73	Shared Services	10
1.74	Software	10
1.75	State	10
1.76	Subordinated Base Management Fee	10
1.77	Subordination Threshold	10
1.78	Tenant	10
1.79	Tenant Indemnitee(s)	10
1.80	Term	11
1.81	Termination Event	11
1.82	Termination Fee	11
1.83	Threshold Shortfall	11
1.84	Trademark License	11

Article II APPOINTMENT OF MANAGER AND PRIMARY GOAL OF AGREEMENT		11
2.01	Appointment of Manager	11
2.02	Goals	11
2.03	Representations and Warranties of Tenant	12
2.04	Representations and Warranties of Manager	12
2.05	No Discrimination	14

Article III PAYMENTS TO MANAGER		14
3.01	Base Management Fee	14
3.02	Subordination of Base Management Fee	14
3.03	Incentive Management Fee	14
3.04	Payment of Management Fees	15

Article IV DUTIES AND RIGHTS OF MANAGER		15
4.01	Authority of Manager	15
4.02	Marketing Services	16
4.03	Hiring and Training of Staff	16
4.04	Management Services	16
4.05	Manager’s Home Office Employees	18
4.06	Personnel Administration	18
4.07	Purchasing	18
4.08	Resident Agreements	19
4.09	Liaison with Residents	19
4.10	Contracts with Affiliates	19
4.11	Meetings with Tenant	19

Article V OPERATING PROFITS, CREDITS AND COLLLECTIONS, AND PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL		20
5.01	Operating Profits	20
5.02	Credits and Collections	20
5.03	Operating Account and FF&E Reserve	20
5.04	Impositions	21

Article VI FINANCIAL RECORDS		22
6.01	Accounting and Financial Records	22
6.02	Reports	22
6.03	Access; Audit Rights	22

Article VII APPROVED BUDGET		23

Article VIII Environmental Matters		24
8.01	Tenant Responsibility and Indemnity	24
8.02	Manager Responsibility and Indemnity	24
8.03	Notice	25
8.04	Obligation to Comply	25

Article IX OTHER FINANCIAL MATTERS		25
9.01	Tax Status	25
9.02	Employee Withholding	26

Article X GENERAL COVENANTS AND TENANT AND MANAGER OBLIGATIONS		26
10.01	Covenant Not To Hire	26
10.02	Tenant’s Obligations	26
10.03	Manager’s Obligations	26
10.04	Tenant’s Right To Inspect	26
10.05	Transfer of Residents	27
10.06	Non-Compete	27
10.07	Non-Solicitation	27

Article XI REPAIRS AND MAINTENANCE		28
11.01	Routine Repairs and Maintenance	28
11.02	Repairs and Equipment	28
11.03	Liens	29

Article XII INSURANCE		29
12.01	Insurance	29
12.01	Blanket Policies	30
12.02	Risk Management	30

Article XIII TERMINATION OF AGREEMENT		30
13.01	Termination	30
13.02	Change of Control	32

Article XIV DEFAULTS		33
14.01	Default by Manager	33
14.02	Default by Tenant	34
14.03	Remedies of Tenant	34
14.04	Remedies of Manager	34
14.05	No Waiver of Default	35
14.06	Interest	35
14.07	Disputes	35

Article XV CONDEMNATION AND CASUALTY		35
15.01	Minor Casualty	35
15.02	Major Casualty	36
15.03	Condemnation	36

Article XVI LEGAL ACTIONS, GOVERNING LAW, LIABILITY OF MANAGER AND INDEMNITY		37
16.01	Legal Actions	37
16.02	Legal Fees and Costs	37
16.03	Choice of Law and Venue	37
16.04	Liability of Manager	38
16.05	Indemnity	38

Article XVII REGULATORY AND CONTRACTUAL REQUIREMENTS		39
17.01	Regulatory and Contractual Requirements	39
17.02	Equal Employment Opportunity	39
17.03	Equal Housing Opportunity	40

Article XVIII PROPRIETARY MARKS; INTELLECTUAL PROPERTY		40
18.01	Proprietary Marks	40
18.02	Ownership of Proprietary Marks	40
18.03	Trademark License	40
18.04	Intellectual Property	41
18.05	Use of Proprietary Marks and Intellectual Property	41
18.06	Breach of Covenant	41

Article XIX MISCELLANEOUS PROVISIONS		41
19.01	Additional Assurances	41
19.02	Intentionally Omitted	41
19.03	No Brokerage	41
19.04	Notices	41
19.05	Severability	42
19.06	Gender and Number	42
19.07	Division and Headings	43
19.08	Confidentiality of Information	43
19.09	Publicity	43
19.10	Right To Perform	43
19.11	No Assignment	43
19.12	Entire Agreement/Amendment	44
19.13	Inurement	44
19.14	Relationship Between the Parties	44
19.15	Quiet Enjoyment	44
19.16	Attorney’s Fees	45
19.17	Intentionally Omitted	45
19.18	Cooperation	45
19.19	Estoppel Certificate	45
19.20	Subordination of Management Agreement	45
19.21	Operational Transfer	46

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LIST OF EXHIBITS

Exhibit A	Description of Real Property [See Recital A]

Exhibit B	Approved Budget for First Fiscal Year [See Section 1.06 and Article VII]

Exhibit C	[INTENTIONALLY OMITTED]

Exhibit D	Financial Reporting Schedule [See Section 6.01]

Exhibit D-1	Form Quarterly Certification [See Section 6.01]

Exhibit E	Form of Resident Agreement [See Section 4.08]

Exhibit F	Facility Standards [See Section 1.55]

Exhibit G	Insurance Coverage [See Article XII]

Exhibit H	Manager’s Organizational Chart [See Section 2.04(g)]

Sched. 10.06	Proposed Ownership Interests [See Section 10.06]

MANAGEMENT AGREEMENT

THIS MANAGEMENT AGREEMENT (“Agreement”) is made as of December 2, 2013 (the “Effective Date”), between MORNINGSTAR SENIOR MANAGEMENT, LLC, a Colorado limited liability company (“MSM” or “Manager”), and CHP BILLINGS MT TENANT CORP., a Delaware corporation (“Tenant”).

RECITALS:

A. CHP Billings MT Owner, LLC, a Delaware limited liability company (“Landlord”), owns the senior living facility situated on the property described in Exhibit A, attached hereto and made a part hereof, and commonly referred to as “MorningStar of Billings” and located at 4001 Bell Avenue, Billings, Montana 59106 (hereinafter referred to as the “Facility”).

B. Tenant and Landlord have entered into a lease agreement with respect to the Facility.

C. Tenant wishes to and authorizes Manager to operate the Facility pursuant to the terms of this Agreement and Manager desires to accept such appointment and operate the Facility pursuant to the terms of this Agreement.

NOW, THEREFORE, in consideration of Ten and No/100 Dollars ($10.00), the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

1.01 Accounting Period. The term “Accounting Period” shall mean the calendar month.

1.02 Adjusted NOI. The term “Adjusted NOI” means an amount equal to Net Operating Income less the Base Management Fee and the FF&E Reserve Payment; provided however, the Incentive Management Fees paid in any Fiscal Year shall not be considered an Operating Expense for purposes of calculating Adjusted NOI for any such Fiscal Year.

1.03 Affiliate. The term “Affiliate” shall mean with respect to any Person, any other Person who, directly or indirectly, controls, is under common control with, or is controlled by such specified Person. For purposes of this definition, the term “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise.

1.04 Affiliated Agreements. The term “Affiliated Agreements” shall mean, collectively, that certain Management Agreement of even date herewith between Manager and CHP Boise ID Tenant Corp., a Delaware corporation, for the management of MorningStar of

Boise, that certain Management Agreement of even date herewith between Manager and CHP Idaho Falls ID Tenant Corp., a Delaware corporation, for the management of MorningStar of Idaho Falls, and that certain Management Agreement of even date herewith between Manager and CHP Sparks NV Tenant Corp., a Delaware corporation, for the management of MorningStar of Sparks. Each of the Affiliated Agreements shall individually be referred to as an “Affiliated Agreement”.

1.05 Agreement. The term “Agreement” shall mean this Management Agreement between Tenant and Manager, and any amendments hereto as may be from time to time agreed to in writing by the parties.

1.06 Approved Budget. The term “Approved Budget” is defined in Article VII. The Approved Budget for the first Fiscal Year is attached hereto and made a part hereof as Exhibit B. Thereafter, the Approved Budget shall be the budgets approved in writing by Tenant pursuant to Article VII.

1.07 Approved Capital Budget. The term “Approved Capital Budget” shall mean the Proposed Capital Budget as approved as part of the Approved Budget by Tenant pursuant to Article VII.

1.08 Approved Operating Budget. The term “Approved Operating Budget” shall mean the Proposed Operating Budget as approved as part of the Approved Budget by Tenant pursuant to Article VII.

1.09 Base Management Fee. The term “Base Management Fee” is defined in Section 3.01.

1.10 Business Combination. The term “Business Combination” is defined in Section 13.02.

1.11 Business Day. The term “Business Day” means any day other than Saturday, Sunday or any other day on which banks or savings and loan associations in New York, New York are not open for business.

1.12 Change in Control. The term “Change in Control” is defined in Section 13.02.

1.13 Consumables. The term “Consumables” shall mean food, beverage, medical supplies, soaps, shampoos or any other similar consumable product.

1.14 Code. The term “Code” is defined in Section 2.04(f).

1.15 Emergency Requirements. The term “Emergency Requirements” means any of the following events or circumstances: (1) an emergency threatening the Facility, or the safety of its residents, invitees or employees; or (2) a condition, the continuation of which is likely to subject Tenant or Manager to criminal liability or material civil liability.

1.16 Environmental Law(s). The term “Environmental Law(s)” means: (1) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Sections 9601 et seq., as now or hereafter amended and the Resource Conservation and Recovery Act of 1976, as now or hereafter amended; (2) the regulations promulgated thereunder, from time to time; and (3) all federal, state, municipal and local laws, rules and regulations (now or hereafter in effect) dealing with the use, generation, treatment, management, storage, disposal or abatement of Hazardous Materials or protection of human health or the environment.

1.17 Emergency and Evacuation Procedures. The term “Emergency and Evacuation Procedures” is defined in Section 4.04(n).

1.18 Event of Default. The term “Event of Default” is defined in Section 14.01, as to Manager, and in Section 14.02, as to Tenant.

1.19 Excess Cash Flow. The term “Excess Cash Flow” means an amount, if any, by which Adjusted NOI exceeds the Incentive Threshold.

1.20 Facility. The term “Facility” is defined in the Recitals to this Agreement.

1.21 Facility Expenses.

(a) The term “Facility Expenses” shall mean the following costs and expenses that are directly related to the operating costs and staffing of the Facility determined in accordance with GAAP for each Accounting Period, which expenses and payment of expenses shall be administered by the Manager from the Gross Revenues, including, without limitation:

(i) Costs of inventory and supplies consumed after the Effective Date of this Agreement in the operation of the Facility;

(ii) Costs payable to prevent, cure or correct any violation of Legal Requirements, restrictive covenants or orders or the rules of the applicable Board of Fire Underwriters with respect to the leasing, use, repair or maintenance of the Facility and any expense incurred in order to obtain or maintain any operating permits or licenses, including any registration fees and expenses and legal fees associated therewith;

(iii) Costs payable to make repairs and perform all maintenance and preventative maintenance and other routine property maintenance and upkeep services;

(iv) Costs payable for the collection of delinquent rentals collected through an attorney or collection agency and other costs required in connection with the enforcement of any lease or resident agreement;

(v) Costs payable under service contracts;

(vi) Costs payable to third parties for advertising and leasing expenses (including, but not limited to, promotions, printing and signs);

(vii) Costs payable to third parties for auditing, tax preparation and accounting services and reasonable attorneys’ fees;

(viii) All reasonable costs and fees of audit, legal, technical and other independent professionals or other third parties who are retained by Manager to perform services required or permitted hereunder.

(ix) Costs incurred by Manager for all personnel employed at the Facility or whose services are entirely allocable to the Facility (“at cost” with no additional fee or mark-up including salaries, payroll taxes, benefits, cost of payroll, etc.);

(x) Costs payable to third parties for printed forms and supplies required for use at the Facility;

(xi) Costs of all utilities serving the Facility;

(xii) Costs payable to third parties for printed checks and bank account fees for each bank account reasonably required by Tenant;

(xiii) Costs of insurance premiums for insurance at the Facility required pursuant to Exhibit G;

(xiv) Costs payable to third parties incurred in order to prevent a breach under the Mortgage Documents;

(xv) The Management Fee payable to Manager under the terms of this Agreement;

(xvi) Costs incurred by Manager for electronic data processing equipment, systems, software or services used at the Facility;

(xvii) All Impositions described in Section 5.05;

(xviii) Shared Services; and

(xix) Any other costs (including, without limitation, expenditures for FF&E, repairs and equipment and capital improvements and fees payable to governmental authorities in connection with filing applications for licenses, approvals, certifications or permits required to operate the Facility as a senior living facility), fees or expenses included in, and which Manager is authorized to incur in accordance with, the Approved Budget and/or the terms, conditions and limitations set forth in this Agreement.

Notwithstanding the foregoing, Manager may incur and pay Facility Expenses which are not in accordance with the Approved Budget or approved by Tenant in writing, to the extent such Facility Expenses do not exceed Ten Thousand Dollars ($10,000) individually, or Thirty Thousand Dollars ($30,000) in the aggregate during any Fiscal Year.

(b) Facility Expenses shall not include the following:

(i) Except as expressly agreed to by Tenant or included in the Approved Budget as an expense for Shared Services, costs incurred by Manager or Manager’s Affiliate for salary and wages, payroll taxes, workers’ compensation, bonus compensation, incentive compensation, retirement plan payments, travel expenses and other benefits payable to Manager’s or Manager’s Affiliate’s corporate office employees (including, without limitation, any bonus compensation to such employees)

(ii) Costs incurred by Manager for forms, papers, ledgers and other supplies, equipment, copying and telephone of any kind used in Manager’s office at any location other than the Facility;

(iii) Costs incurred by Manager for political contributions;

(iv) Costs attributable to losses which are covered by the indemnity obligations of Manager pursuant to Section 16.05 of this Agreement;

(v) Except as expressly agreed to by Tenant or included as part of the Approved Budget, costs incurred by Manager for training and hiring expenses related to corporate office employees including but not limited to employment and employment agency fees;

(vi) Costs incurred by Manager for advertising expenses of Manager other than costs of marketing that relate exclusively to the Facility for lease or occupancy, or costs of employment ads for positions at the Facility;

(vii) Costs incurred by Manager for any in-house risk manager, architect, engineer, accountant or other professional advisor or consultant employed by Manager (as distinct from third parties engaged for the performance of such services); and

(viii) Costs incurred by Manager for dues of Manager or any of its employees in professional organizations or for any of Manager’s employees participating in industry conventions or meeting (except to the extent included in an Approved Budget or as otherwise specifically approved by Tenant).

For purposes of consents required to be given by Tenant as described in this definition of “Facility Expenses,” an approval by Tenant given by e-mail to Manager will be sufficient.

1.22 Facility Sale. The term “Facility Sale” is defined in Section 13.01(c).

1.23 Intentionally Omitted.

1.24 FF&E. The term “FF&E” shall mean furniture, fixtures, furnishings, soft goods, computer equipment, hardware, and wiring, case goods, vehicles and equipment located in or on the Facility or used exclusively in connection with the operation of the Facility, but shall not include Consumables, Household Replacements or Software. FF&E shall be and remain the property of Tenant during the Term and upon expiration or termination of this Agreement.

1.25 FF&E Reserve. The term “FF&E Reserve” is defined in Section 5.03(b).

1.26 FF&E Reserve Payment. The term “FF&E Reserve Payment” means the amount equal to three hundred fifty and no/100 dollars ($350.00) multiplied by the total number of rental units on an annual basis (but prorated for any partial Fiscal Year during the Term), and increasing on the first day of each Fiscal Year following the Effective Date by three percent (3%) over the FF&E Reserve Payment for the prior Fiscal Year, and as may be further adjusted by Tenant and Manager in connection with the required amounts set forth in the approved Budget.

1.27 Fiscal Quarter. The term “Fiscal Quarter” shall mean, during any Fiscal Year, the three-month periods ending on March 31, June 30, September 30 and December 31.

1.28 Fiscal Year. The term “Fiscal Year” means each calendar year included within the Term; provided, however, that the first Fiscal Year shall be the period of time commencing on the Effective Date and ending on December 31, 2014; and provided, further, that the last Fiscal Year shall be the period commencing on the first day of the applicable calendar year and ending on the date during such calendar year when the Term shall expire or terminate pursuant to this Agreement.

1.29 GAAP. The term “GAAP” means generally accepted accounting principles as adopted by the American Institute of Certified Public Accountants.

1.30 Gross Revenues. The term “Gross Revenues” shall mean, for any applicable period, all revenues and receipts of every kind derived from operating the Facility and all departments and parts thereof, determined in accordance with GAAP for each Accounting Period including, but not limited to: income (from both cash and credit transactions, net of any fee therefore) from community fees, monthly occupancy fees, health care fees and any and all other fees and payments whatsoever received from Residents of the Facility; income from telephone charges, income from food and beverage and catering sales; income from vending machines; vendor rebates; and proceeds, if any, from business interruption or other loss of income insurance (to the extent such insurance either reimburses on the basis of gross revenues or otherwise covers all expenses including Manager’s fees), all determined in accordance with GAAP; provided, however, that Gross Revenues shall not include (i) gratuities to employees at the Facility; (ii) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from Residents or guests of the Facility or included as part of the sales price of any goods or services; (iii) proceeds from the sale of FF&E and any other capital asset; (iv) interest received or accrued with respect to the monies in any operating or reserve accounts of the Facility; (v) proceeds of any financing or refinancing of the Facility or any portion thereof; (vi) proceeds of any insurance policy (except loss of income insurance as provided above) or condemnation or other taking; (vii) any cash refunds, rebates or discounts to Residents of the Facility, cash discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof; (viii) proceeds from any sale of the Facility or any other capital transaction; (ix) Resident funds on deposit or security deposits until such time as the same are applied to current fees due for services rendered for the Facility; (x) awards of damages, settlement proceeds and other payments received by Tenant in respect of any litigation other than litigation to collect fees due for services rendered from the Facility; (xi) payments under any policy of title insurance; and (xii) proceeds of any condemnation. Any community fees or deposits that are refunded to a Resident shall be credited against Gross Revenues during the month in which such refunds are made, if previously included in Gross Revenues.

1.31 Home Office Employees. The term “Home Office Employees” is defined in Section 4.05.

1.32 Household Replacements. The term “Household Replacements” shall mean supply items including linen, china, glassware, silver, uniforms, and similar items, but excluding Consumables.

1.33 Intentionally Omitted.

1.34 Impositions. The term “Impositions” is defined in Section 5.05(b).

1.35 Incentive Management Fee. The term “Incentive Management Fee” is defined in Section 3.04.

1.36 Incentive Threshold. The term “Incentive Threshold” means, commencing in the second Fiscal Year and continuing for the remainder of the Term, for the applicable Fiscal Year an amount equal to one hundred five percent (105%) of the Approved Operating Budget for such Fiscal Year but less the Incentive Management Fee for such Fiscal Year.

1.37 Index. The term “Index” shall mean a fraction, the numerator of which is the Consumer Price Index for Urban Wage Earners and Clerical Workers, 1982-84 Base Year, All Items, U.S. City Average (CPI-W), as published by the Bureau of Labor Statistics which is published for the last full calendar month preceding the date of measurement and the denominator of which is the Index published for the last full calendar month occurring one (1) year prior to the date of measurement. If the Index is changed so that a base year other than 1982-84 is used, the Index used herein shall be converted in accordance with the conversion factor published by the Bureau of Labor Statistics of the United States Department of Labor. If the Index is discontinued or otherwise revised during the Term, such other government index or computation with which it is replaced shall be used.

1.38 Insurance Program. The term “Insurance Program” is defined in Section 12.01.

1.39 Intellectual Property. The term “Intellectual Property” shall mean (i) all Software developed and/or owned by Manager or an Affiliate of Manager; and (ii) all written or electronic manuals, instructions, policies, procedures and directives issued or provided by Manager to its employees at the Facility regarding the procedures and techniques to be used in operation of the Facility, but specifically excludes the data and information stored or maintained on the Intellectual Property.

1.40 Landlord. The term “Landlord” has the meaning set forth in the recitals.

1.41 Legal Requirements. The term “Legal Requirements” shall mean any license, certificate, law, code, rule, ordinance, regulation or order of any federal, state or local governmental authority, court, department, commission, board or office, or any body similar to any of the foregoing having jurisdiction over the business or operation of the Facility or the matters which are the subject of this Agreement, including any resident care or health care, building, zoning or use laws, ordinances, regulations or orders, environmental protection laws, employment laws, occupational health and safety laws and fire department rules.

1.42 Lender. The term “Lender” shall mean a bank or other institution providing financing for the Facility.

1.43 Intentionally Omitted.

1.44 Major Casulty. The term “Major Casualty” means any fire or other casualty that results in damage to the Facility to a greater extent than a Minor Casualty.

1.45 Management Fee. The term “Management Fee” means, together, the Base Management Fee and the Incentive Management Fee.

1.46 Manager Indemnitee(s). The term “Manager Indemnitee(s)” is defined in Section 8.01.

1.47 Marketing Plan. The term “Marketing Plan” is defined in Section 4.02(a); a copy of the approved Marketing Plan for the first Fiscal Year is attached hereto as part of the Approved Budget for the first Fiscal Year attached hereto as Exhibit B.

1.48 Marketing Services. The term “Marketing Services” is defined in Section 4.02.

1.49 Maximum Reserve. The term “Maximum Reserve” is defined in Section 11.02(c).

1.50 Minor Casualty. The term “Minor Casualty” means any fire or other casualty which results in damage to the Facility and/or its contents, and in the reasonable judgment of Manager the out-of-pocket expenses (to the extent not covered by insurance proceeds) of the “Repair and/or Replacement” equals or is less than One Million Dollars ($1,000,000) (excluding any required insurance deductibles). For purposes of this paragraph, “Repair and/or Replacement” shall mean the repair and/or replacement of the Facility and/or its contents to substantially the same condition as existed prior to the fire or other casualty resulting in damage to the Facility and its contents.

1.51 Mortgage. The term “Mortgage” shall mean any mortgage or deed of trust recorded against the Facility as security for a secured loan or any loan secured by a pledge of the direct or indirect ownership interests in the Tenant.

1.52 Mortgage Loan. The term “Mortgage Loan” shall mean the loan made by Lender for the Facility and secured by the Mortgage.

1.53 Mortgage Loan Documents. The term “Mortgage Loan Documents” shall mean all documents evidencing or securing the Mortgage Loan in favor of the Lender.

1.54 Intentionally Omitted.

1.55 Facility Standards. The term “Facility Standards” means from time to time both the operational standards (for example, staffing levels, compensation plans, Resident care and health care policies and procedures, and accounting and financial reporting policies and procedures) and the physical standards (for example, amounts and quality of FF&E and frequency of FF&E replacements) that are then generally and consistently (but not necessarily, absolutely or without exception) applied at or to senior living communities (but not nursing homes or other acute care facilities), which are of comparable type, size, age and market orientation as the Facility, all in accordance with Legal Requirements, provided that the Facility Standards shall at all times be at a level consistent with those of a premier manager of assisted or senior living/dementia care facilities. A general summary of Facility Standards is set forth on Exhibit F, attached hereto and by this reference made a part hereof.

1.56 MSM System. The term “MSM System” means at any particular time the entire system or group of MSM Senior Living communities then owned and/or operated or managed by Manager (or one or more of its Affiliates), under the “MSM” name.

1.57 Net Operating Income. The term “Net Operating Income” means an amount equal to Gross Revenues minus Facility Expenses.

1.58 NOI Shortfall. The term “NOI Shortfall” is defined in Section 13.01(e).

1.59 Non-Routine Capital Expenditures. The term “Non-Routine Capital Expenditures” is defined in Section 11.03(a).

1.60 Operating Account. The term “Operating Account” is defined in Section 5.03(a).

1.61 Performance Termination Notice. The term “Performance Termination Notice” is defined in Section 13.01(e).

1.62 Person. The term “Person” means any natural person or entity.

1.63 Prime Rate. The term “Prime Rate” is defined in Section 14.06.

1.64 Proposed Budget. The term “Proposed Budget” is defined in Article VII.

1.65 Proposed Capital Budget. The term “Proposed Capital Budget” shall mean an estimate of the expenditures necessary for (i) replacements and renewals to the Facility’s FF&E normally capitalized under GAAP and (ii) repairs to the Facility building of the nature described in Section 11.02(a)(ii), for the next ensuing Fiscal Year.

1.66 Proposed Marketing Budget. The term “Proposed Marketing Budget” is defined in Section 4.02(a).

1.67 Proposed Operating Budget. The term “Proposed Operating Budget” shall mean the Marketing Plan, Proposed Marketing Budget, and an estimate on an Accounting Period basis, of Gross Revenues and Facility Expenses for the next ensuing Fiscal Year, together with an explanation of anticipated changes to resident charges, payroll rates and positions, non-wage cost increases, the proposed methodology and formula employed by Manager in allocating Shared Services, and all other factors differing from the then current Fiscal Year.

1.68 Proprietary Marks. The term “Proprietary Marks” shall mean all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices, service marks and distinctive designs of buildings and signs, or combinations thereof, which are used to identify the Facility in the MSM System. The term “Proprietary Marks” shall also include all trade names, trademarks, symbols, logos, designs, etc., which are used in connection with the operation of the Facility during the Term. The term “Proprietary Marks” shall include all present and future Proprietary Marks, whether they are now or hereafter owned by Manager or any of its Affiliates, and whether or not they are registered under the laws of the United States or any other country.

1.69 Repairs and Equipment Estimate. The term “Repairs and Equipment Estimate” is defined in Section 11.02(c).

1.70 Resident Agreements. The term “Resident Agreements” is defined in Section 4.08.

1.71 Residents. The term “Residents” is defined in Section 2.02(a).

1.72 Service Contracts. The term “Service Contracts” is defined in Section 4.04(a).

1.73 Shared Services. The term “Shared Services” means costs incurred by Manager in connection with providing services to, and allocated equitably among, senior living communities operated by Manager or its Affiliates, which shall not include general corporate overhead. Shared Services allocated to the Facility shall be a Facility Expense to the extent set forth in the Approved Operating Budget for each Fiscal Year. Tenant shall have the right to approve, in its sole and absolute discretion, any increase in the Shared Services expenses at the Facility over the amount set forth in the Approved Operating Budget for the first Fiscal Year. In connection with Manager’s delivery of the Proposed Budget to Tenant in accordance with Section 7.01, Manager shall provide Tenant with (i) an analysis of the formula and methodology employed by Manager in allocating Shared Services and (ii) a statement as to the fairness of the formula and methodology for allocating such Shared Services among the applicable senior housing facilities.

1.74 Software. The term “Software” means all computer software and accompanying documentation (including all future upgrades, enhancements, additions, substitutions and modifications thereof) that are owned or leased by Manager and used in connection with its operations at the Facility.

1.75 State. The term “State” shall mean the State where the Facility is located.

1.76 Subordinated Base Management Fee. The term “Subordinated Management Fee” is defined in Section 3.02.

1.77 Subordination Threshold. The term “Subordination Threshold” means, commencing with the second Fiscal Year, for such Fiscal Year an amount equal to ninety five percent (95%) of the Approved Operating Budget for such Fiscal Year.

1.78 Tenant. The term “Tenant” is defined in the first paragraph of this Agreement.

1.79 Tenant Indemnitee(s). The term “Tenant Indemnitee(s)” is defined in Section 8.01.

1.80 Term. The “Term” of this Agreement shall include: (a) the period beginning on the date of Effective Date and ending, unless sooner terminated, on the last day of the calendar month in which the tenth (10th) anniversary of the Effective Date occurs, plus subsequent automatic renewal periods of one year each unless written notice of non-renewal is given by one party to the other not less than ninety (90) days prior to the expiration of the then current period.

1.81 Termination Event. The term “Termination Event” is defined in Section 13.01.

1.82 Termination Fee. The term “Termination Fee” is defined in Section 13.01(d).

1.83 Threshold Shortfall. The term “Threshold Shortfall” is defined in Section 3.02.

1.84 Trademark License. The term “Trademark License” is defined in Section 18.03.

ARTICLE II

APPOINTMENT OF MANAGER AND PRIMARY GOAL OF AGREEMENT

2.01 Appointment of Manager. Tenant hereby engages Manager to operate the Facility, and Manager hereby accepts such engagement and agrees to operate the Facility at Tenant’s expense, so as to provide all services required by Legal Requirements and the terms and conditions set forth in this Agreement. During the term of this Agreement, Manager shall have full authority to operate and manage the Facility as a senior living facility in accordance with Legal Requirements and the terms and conditions hereof, and shall have control over, and use of, the entire Facility, including its common areas, in accordance with the terms and conditions hereof. Except as otherwise provided herein, Manager shall have day-to-day responsibility, control and discretion for the operation, direction, management and supervision of the Facility, subject to the then applicable Approved Budget, in accordance with this Agreement.

2.02 Goals. It is the joint goal of Tenant and Manager consistent with the other terms herein, to:

(a) Provide quality services to individuals residing at the Facility (the “Residents”) in a manner complying with the form of resident agreement in use at the Facility and the Approved Budget and consistent with Facility Standards;

(b) Establish and maintain programs to promote the most effective and profitable utilization of the Facility’s services;

(c) Establish appropriate marketing programs for the Facility all in accordance with this Agreement, the Facility Standards and the Approved Budget;

(d) Maintain well trained, adequately supervised, quality staff, in sufficient number, at the Facility in a manner consistent with this Agreement, the Facility Standards and the Approved Budget;

(e) Operate the Facility prudently and in a manner consistent with this Agreement, the Facility Standards and the Approved Budget;

(f) Establish and maintain a sound financial accounting system for the Facility;

(g) Institute and maintain adequate internal fiscal controls through proper budgeting, accounting procedures, and timely financial reporting in a manner consistent with this Agreement;

(h) Establish sound cash flow and sound billing and collection procedures and methods;

(i) Conform operations at the Facility to, and comply with, all applicable Legal Requirements, this Agreement and the Facility Standards, including without limitation, those pertaining to licensing, and take all steps necessary to ensure that all licenses and certificates necessary to operate the Facility are maintained at all times, without interruption; and

(j) Take such other steps as are necessary to provide high quality care to the Residents, prudently and consistent with this Agreement, the Facility Standards and the Approved Budget.

2.03 Representations and Warranties of Tenant. Tenant represents and warrants to Manager as follows:

(a) Tenant is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has full power and authority to own a leasehold interest in the Facility.

(b) Tenant has full power and authority to enter into this Agreement and to carry out its obligations set forth herein. Tenant has taken all action required by laws, its organizational documents or otherwise to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of Tenant enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Tenant, threatened against Tenant, which seeks to enjoin or prohibit it from entering into this Agreement.

2.04 Representations and Warranties of Manager. Manager represents and warrants to Tenant as follows:

(a) Manager is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Colorado, has full corporate power and authority to own its properties and is duly qualified or licensed to do business in the State.

(b) Manager has full power and authority to enter into this Agreement and to carry out its obligations set forth herein. Manager has taken all action required by law, its articles of incorporation, its bylaws or otherwise to be taken to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and binding agreement of Manager enforceable in accordance with its terms, except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights, and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(c) Manager and/or its Affiliates own the Proprietary Marks and the Intellectual Property and Manager has full right, power and authority to permit the use thereof in connection with the Facility. Manager shall defend the Proprietary Marks and Intellectual Property against any claim of right by any other person to use the same, and will promptly commence and diligently prosecute any action necessary to prevent the dilution or misappropriation of the Proprietary Marks and/or Intellectual Property, where such defense or action is commercially reasonable in the circumstances.

(d) Manager has (or will obtain in accordance with the Legal Requirements) all licenses and permits necessary to operate the Facility in accordance with Legal Requirements and otherwise perform its obligations under this Agreement.

(e) There is no litigation, claim, investigation, challenge or other proceeding pending or, to the knowledge of Manager, threatened against Manager, its properties or business(es), which seeks to enjoin or prohibit it from entering into this Agreement.

(f) Manager is and shall at all times be an “eligible independent contractor” as defined in Section 856(d)(9) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) (and taking into account the restrictions on ownership of the Manager by shareholders of CNL Healthcare Properties, Inc., and restrictions on ownership of CNL Healthcare Properties, Inc., by owners of the Manager set forth in Section 856(d)(3)), and Manager will and shall cause the Facility to be operated in such a manner so that it qualifies as a “qualified health care facility” within the meaning of Section 856(e)(6)(D) of the Code at all times. In the event that Tenant reasonably concludes that the terms of this Agreement will have any effect as to cause the rent under Tenant’s lease of the Facility to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Internal Revenue Code, Manager hereby agrees to enter into an amendment to this Agreement as proposed by Tenant modifying such terms in such a way as to cause rent under Tenant’s lease of the Facility to so qualify as “rent from real property” in the reasonable opinion of Tenant and its counsel; provided however, no such modifications shall affect the amount of Management Fees or the practical realization of the rights and benefits of the Manager hereunder.

(g) Attached hereto as Exhibit H is a true and accurate organizational chart depicting the ownership structure of Manager.

2.05 No Discrimination. During the Term of this Agreement, subject to the Approved Budget, Manager will not discriminate against the Facility in favor of other MSM Facilities in the terms of quality staffing, resources, preferential leasing or otherwise.

ARTICLE III

PAYMENTS TO MANAGER

3.01 Base Management Fee. For services rendered under this Agreement during each Fiscal Year of the Term, Tenant shall pay to Manager a management fee equal to five percent (5%) of Gross Revenues for such Fiscal Year (the “Base Management Fee”). As defined in Section 1.17(xvi), the Base Management Fee is a Facility Expense. The Manager pays the Base Management Fee to itself, in accordance with the terms of Article III.

3.02 Subordination of Base Management Fee. Commencing on January 1, 2015, in the event Adjusted NOI does not equal or exceed the Subordination Threshold for any Fiscal Quarter in any given Fiscal Year (before funding debt service, but after Base Management Fee) (a “Threshold Shortfall”), then the lesser of the amount of (a) such Threshold Shortfall or (b) forty percent (40%) of the Base Management (the lesser of such amounts, the “Subordinated Base Management Fee”) shall not be paid for such Fiscal Quarter and shall accrue through such Fiscal Year and be payable to Manager in accordance with the terms of this Section 3.02. The calculation shall be measured each Fiscal Quarter and reconciled on an annual basis; notwithstanding the foregoing, however, in the event of any Threshold Shortfall for any Fiscal Quarter, Manager shall pay an amount equal to the Subordinated Base Management Fee for such Fiscal Quarter to Tenant on or before the fifteenth (15th) day following the end of such Fiscal Quarter. The Subordinated Base Management Fee shall only then be payable to the Manager within fifteen (15) days of the end of the next Fiscal Quarter in which, for the applicable Fiscal Year, the aggregate excess of the Adjusted NOI over the aggregate Subordination Threshold for all Fiscal Quarters since the Threshold Shortfall commenced has exceeded the Threshold Shortfall; provided, however, that if the Threshold Shortfall is not recouped within the Fiscal Year in which the Threshold Shortfall commenced, then such Subordinated Base Management Fee shall not be payable to the Manager. Each Fiscal Year’s calculation shall stand alone and not accrue or accumulate from year to year. In no event shall the Subordinated Base Management Fee be paid from sources other than cash flow resulting from Adjusted NOI above the Subordination Threshold. The payment of the Subordinated Base Management Fee shall occur in the same manner as the payment of the Incentive Management Fee, and shall be subject to a reconciliation on a quarterly and annual basis.

3.03 Incentive Management Fee. Commencing January 1, 2015, Manager shall receive fifty percent (50%) of Excess Cash Flow in any given Fiscal Year, subject to a cap of two percent (2%) of total collected Revenues (the “Incentive Management Fee”). The calculation of the Incentive Management Fee shall be measured and paid (if any) each Fiscal Quarter, but reconciled on an annual basis, with a final measurement done within sixty (60) days following the end of each Fiscal Year. Each Fiscal Year’s calculation shall stand alone and not accrue or accumulate from year to year. The amount of Incentive Management Fee to be paid at any Fiscal Quarter during a Fiscal Year will be the Incentive Management Fee earned through the expiration of the previous Fiscal Quarter less any Incentive Management Fee installment previously paid for the Fiscal Year being measured.

3.04 Payment of Management Fees.

(a) Payment of Base Management Fee. The Base Management Fee for each Fiscal Year each shall be payable from Gross Revenues, in arrears, in twelve (12) monthly installments due by the tenth (10th) day following the month for which such payment is to be made; provided, however, that in the case of the first Fiscal Year and the last Fiscal Year, the number of such installments shall equal the number of calendar months (or partial calendar months) included within such Fiscal Year. Appropriate provisions shall be made in the case of the final month of the Term. At the end of each Fiscal Year, in connection with the submission of annual financial statements and other reports pursuant to Section 6.01 and the completion of any audit pursuant to Section 6.03, the Gross Revenues for such Fiscal Year shall be determined. If such determination reveals any underpayments or overpayments in respect of the Management Fee for such Fiscal Year, then an adjustment in the amount of the Management Fee for such Fiscal Year shall be made, and all sums determined to be owing to either Tenant or Manager as a result of such adjustment shall be paid immediately.

(b) Payment of Incentive Management Fees. The Incentive Management Fees, if any, shall be paid in arrears thirty (30) days following Tenant’s receipt of the quarterly financial reports from Manager for the applicable Fiscal Quarter as set forth in Article VI and Exhibit D hereto; provided however, the calculation of the Incentive Management Fee shall be measured and reconciled, as necessary, within sixty (60) days following receipt of the annual financial reports from Manager for the applicable Fiscal Year as set forth in Article VI and Exhibit D hereto. Notwithstanding the foregoing or any other provision hereof to the contrary, if Tenant subsequently determines at any time that any financial statement overstates the actual Net Operating Income or Gross Revenue upon which any Incentive Management Fee was paid, then Manager shall refund the amount of any overpayment of any such fee to Tenant within thirty (30) days after written demand.

ARTICLE IV

DUTIES AND RIGHTS OF MANAGER

4.01 Authority of Manager. Subject to the terms of this Agreement and the applicable Approved Budget, Facility operations shall be under the day-to-day supervision and control of Manager which shall be responsible for the proper and efficient operation of the Facility in accordance with the terms and provisions of this Agreement. Subject to the terms of this Agreement and the applicable Approved Budget, Manager shall have day-to-day discretion and control in all matters relating to the management and operation of the Facility, including, without limitation, the following: fees and charges for providing accommodations, food services, care services, and related services to Residents and their guests; supervision of Resident care; personal care policies; credit policies; food and beverage services; employment policies; executing, modifying and terminating licenses and concessions for commercial space within the Facility and the provision of services to Residents at the Facility in accordance with Section 4.04 below; procurement of inventories, supplies and services; promotion and publicity; and, generally, all activities necessary for the operation of the Facility consistent with this Agreement.

4.02 Marketing Services. Manager shall provide the following services (the “Marketing Services”):

(a) For each Fiscal Year of the term, prepare a marketing plan and marketing strategy for the Facility (the “Marketing Plan”) and a proposed budget for such plan and strategy (the “Proposed Marketing Budget”), both of which Manager shall submit to Tenant for its approval as part of the Proposed Operating Budget pursuant to Article VII hereof.

(b) Direct the marketing efforts for the Facility in accordance with the Approved Budget and this Agreement.

(c) Plan and implement community outreach, public relations and special events programs in a manner consistent with the Approved Budget and this Agreement.

(d) Do all other things Manager reasonably deems necessary for the successful marketing of the Facility consistent with the Approved Budget and this Agreement.

4.03 Hiring and Training of Staff. Manager shall be solely responsible for the recruiting, hiring, training and supervising of all Facility staff. All personnel employed at the Facility shall be employed, trained and paid by Manager, and the salaries, costs and benefits of such employees shall be Facility Expenses, to the extent set forth in the Approved Budget or otherwise approved by Tenant in writing. The salaries, costs and benefits of the employees will generally be commensurate with the salaries, costs and benefits paid by Manager in other facilities in the general area in which the Facility is located and is consistent with the Approved Budget. Manager shall not enter into any written employment agreements with any person that purports to bind Tenant. Manager shall comply with all State requirements and the Standards with regard to the recruiting, hiring, training and supervising of Facility staff.

4.04 Management Services. As Manager of the Facility, Manager shall use its diligent, good faith efforts to implement all aspects of the operation of the Facility prudently and in accordance with the terms of this Agreement (including, without limitation, the Facility Standards and all Legal Requirements), and the Approved Budget, and shall have responsibility and commensurate authority for all such activities, in accordance with all of the terms of this Agreement. Without limiting the generality of the foregoing, in addition to any other duties set forth in this Agreement, Manager shall be responsible for doing the following, in a commercially prudent manner and all in accordance with this Agreement, Legal Requirements, and the then applicable Approved Budget:

(a) Enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance and service of the Facility, including but not limited to food procurement, trash removal, pest control and elevator maintenance (collectively the “Service Contracts”) and, subject to Gross Revenues being adequate, pay the costs of all such services when due. Manager shall only enter into Service Contracts which (i) provide for expenditures which are in accordance with the Approved Budget and (ii) are terminable upon no more than 60 days prior notice. Manager may only enter in to Service Contracts which are not terminable in accordance with the foregoing provision if such Service Contracts are specifically identified within the Approved Budget.

(b) Supervise and oversee the activities of all contractors, review the quality of their workmanship, enforce contractors’ warranties and approve all work and materials prior to payment therefor.

(c) Purchase such inventories, provisions, food, supplies and other expendable items as are necessary to operate and maintain the Facility in the manner required pursuant to this Agreement.

(d) Recruit, hire, supervise, train and discharge all employees to be employed at the Facility in accordance with the terms of this Agreement.

(e) Provide care to Residents of the Facility as provided for in the resident agreement agreed to by the parties and otherwise perform all duties and obligations of the Tenant under the resident agreements.

(f) Set all resident fees (within ranges set forth in the Approved Budget) and use its best professional efforts to collect such fees.

(g) Oversee, manage and direct all day-to-day operations in the manner required by the terms of this Agreement.

(h) Obtain, renew and maintain all licenses and permits necessary in order to operate the Facility in accordance with Legal Requirements and the terms of this Agreement (and assist and cooperate with Tenant in doing the same in the event that Tenant is, pursuant to Legal Requirements, required to acquire any such licenses and permits). Manager shall provide to Tenant, on an annual basis in conjunction with submission of the Proposed Budget for Tenant’s approval pursuant to Article VII, a written confirmation that all such licenses and permits are in full force and effect.

(i) Make or install, or cause to be made or installed, all normal capital repairs, decorations, renewals, revisions, alterations, rebuilds, replacements, additions and improvements in and to the Facility building and FF&E in the ordinary course of business, that Manager deems necessary or appropriate for the proper operation and maintenance of the Facility in accordance with Facility Standards and otherwise in accordance with this Agreement and the Approved Budget.

(j) Open and maintain the bank accounts as required by this Agreement.

(k) Prepare and deliver to Tenant the Proposed Budget, the reports and financial statements required pursuant to Article VII and such other information as required by this Agreement.

(l) Plan, execute and supervise repairs and maintenance at the Facility.

(m) Procure and maintain insurance in accordance with Article XII.

(n) Prepare and present to on-site personnel written emergency and evacuation procedures for the protection, warning, and safe and timely evacuation of all residents, guests, invitees, and staff from the Facility (the “Emergency and Evacuation Procedures”). Manager agrees to consult with insurance carrier loss prevention consultants if so required by Tenant, and to change such Emergency and Evacuation Procedures if recommended by them; provided, that the Emergency and Evacuation Procedures shall at all times comply with applicable Legal Requirements. Manager shall take such steps as it deems appropriate to assure the proper training of the Manager’ employees, and shall assure that all residents receive and are knowledgeable about such Emergency and Evacuation Procedures.

4.05 Manager’s Home Office Employees. As part of the services provided by Manager, Manager shall from time to time make its employees who are not working directly at the Facility (the “Home Office Employees”) available, as needed, for consultation and advice related to the Facility. Home Office Employees include Manager’s home office staff and staff at other facilities managed by Manager and its Affiliates with experience in areas such as accounting, budgeting, human resources, marketing, food service and purchasing. The services of Home Office Employees recited in the immediately preceding sentence and all other normal services in accordance with the Facility Standards shall be provided by Manager to the Facility on a routine basis, without any additional charge or fee to Tenant unless a charge or fee is expressly approved by Tenant in certain circumstances. Should Tenant request a type, form or level of service of a different nature that Home Office Employees do not provide in the ordinary course of operations to carry out the scope of services described in this Agreement, Manager shall (i) provide such services by Home Office Employees for an additional cost to be agreed to in advance by Manager and Tenant, which costs shall be a Facility Expense, or (ii) if such services cannot be provided by Manager’s Home Office Employees or if Manager and Tenant cannot agree on the cost thereof, and Tenant so directs Manager in writing, use its commercially reasonable efforts to locate and contract for such services from outside consultants, the cost of which shall be a Facility Expense.

4.06 Personnel Administration. The personnel at the Facility shall be employed by Manager (and shall not be considered employees of Tenant for any reason), and the salaries, costs and benefits of such employees shall be Facility Expenses. Manager shall be responsible for recruiting, hiring, training, promoting, assigning, supervising, monitoring and discharging the personnel of the Facility and shall be responsible for the formulation, implementation, modification and administration of wage scales, rates of compensation, employee insurance, employee taxes, in-service training, attendance at seminars or conferences, staffing schedules, job descriptions and personnel policies with respect to the personnel of the Facility, all in accordance with the Approved Budget and the other terms of this Agreement.

4.07 Purchasing. Manager shall use, on behalf of the Facility, such purchasing systems and procedures developed by or otherwise available to Manager for all items that are consistent with the Approved Budget and the other terms of this Agreement. In furtherance thereof, Manager shall utilize, to the extent that they offer competitive prices, any national purchasing contracts that Manager may from time to time have in effect with suppliers of equipment and supplies, provided that Manager shall fully pass on savings thereunder to Tenant. All financial arrangements with vendors, including without limitation, ownership interests in such vendors by Manager or its Affiliates, profit or revenue participation and rebate programs, shall be fully disclosed to Tenant and approved by Tenant in its reasonable discretion. Any purchase by Manager made pursuant to the Approved Budget shall be made with Manager acting as agent for and at the expense of the Facility or Tenant. Tenant acknowledges that Manager is not a merchant and thus is not making any representations or warranties with respect to the goods or services purchased by the Manager for use at the Facility, implied or otherwise.

4.08 Resident Agreements. Manager shall use the form of resident and occupancy agreement attached hereto as Exhibit E, as such form may need to be amended to comply with State law and regulations regarding senior living facilities. Notwithstanding the foregoing, Manager may amend the form agreement, on a case by case basis with respect to each resident, without the consent of Tenant, so long as (i) any amendments to the agreement comply with Legal Requirements, (ii) any amendments to the agreement do not increase the liability of Tenant pursuant to the agreement, (iii) the agreement continues to be consistent with the operation of the Facility in accordance with Facility Standards and the Approved Budget, and (iv) if required, the Lender has approved such amendment, (the form agreement, together with any modifications thereto, whether with respect to a particular Resident or otherwise, are collectively referred to as the “Resident Agreements”). Manager shall act as an authorized representative of Tenant in executing Resident Agreements and any renewals, extensions, modifications, amendments and terminations thereof, and Manager shall not enter into any such agreement for a duration of more than one (1) year without the prior written consent of Tenant. Manager shall use good faith efforts to secure compliance by Residents and tenants with the terms and provisions of their Resident Agreements, to the extent consistent with the Facility Standards and in the ordinary course of Manager’s business. Manager shall inform all Residents and tenants of such rules, regulations and notices as may be promulgated by Tenant or Manager. Manager shall give Tenant prompt written notice of all matters involving any material litigation.

4.09 Liaison with Residents. Manager shall schedule and coordinate Resident moves, maintain personal contact with Residents and their families and sponsors and serve as liaison with Tenant in order to minimize misunderstandings and receive, and resolve Resident complaints in a timely and courteous manner.

4.10 Contracts with Affiliates. Manager shall not engage or pay any compensation to any Affiliate of Manager for the provisions of goods and services in connection with this Agreement unless (a) such party is fully qualified and experienced to provide the required goods or services, (b) both the scope of services and the compensation payable to such Affiliate for the goods or services are consistent with then current market standards for arm’s-length transactions, (c) Manager discloses such engagement to Tenant as a transaction with an Affiliate of Manager and (d) Tenant, in its sole, absolute discretion, approves such engagement and payment.

4.11 Meetings with Tenant. Manager shall meet with Tenant from time to time, at Tenant’s request, to discuss the operations of the Facility and the performance of the Manager’s duties under this Agreement.

ARTICLE V

OPERATING PROFITS, CREDITS AND COLLLECTIONS, AND

PROCEDURE FOR HANDLING RECEIPTS AND OPERATING CAPITAL

5.01 Operating Profits. Manager shall collect all Gross Revenues and pay Facility Expenses as set forth in the Approved Budget. All Fees due to Manager under this Agreement will be paid to Manager directly from the Gross Revenues. Notwithstanding the foregoing, Manager shall not require Tenant’s consent for expenditures that deviate from the Approved Budget solely to the extent that (i) any expense actually incurred for any line item does not deviate from the amount provided for said line item in the Approved Budget by more than the lesser of 5% or three thousand and no/100 dollars ($3,000.00) and (ii) the aggregate amount of Facility Expenses actually incurred for a Fiscal Year does not deviate from the amount provided for the Facility Expenses in the Approved Budget by more than 5%. Subject to Article XI (Repairs and Maintenance), Manager shall not require Tenant’s consent for expenditures that deviate from the Approved Budget that are necessary to remedy or respond to an Emergency Requirement and obtaining such consent would materially impair Manager’s ability to respond to such Emergency Requirement by the terms of this Agreement and Emergency Requirements.

5.02 Credits and Collections. Manager shall install credit and collection policies and procedures, and Manager shall institute monthly billing by the Facility, and steps necessary to collect accounts and monies owed to the Facility by Residents. This also includes the institution of legal proceedings in the name of Tenant, Manager and/or the Facility, if necessary, and, if approved by Tenant, to the extent required by Section 14.01, the enforcement of the rights of Tenant as creditor under any contract in connection with the rendering of any service or the purchase of any goods. Any and all reasonable costs and/or fees charged by a third party in connection with the collections and/or enforcement set forth in this Section shall be included in Facility Expenses as a legal expense to the extent included in the Approved Budget and, if required, approved by Tenant in writing.

5.03 Operating Account and FF&E Reserve.

(a) Operating Account. Upon receipt, Manager shall deposit all Revenues received into a separate, segregated bank account (the “Operating Account”) at a bank approved by Tenant and Manager. The Operating Account shall be held in the Tenant’s name and withdrawals from the Operating Account shall be made solely by representatives of Manager whose signatures have been authorized to access the Operating Account. Funds in the Operating Account shall be segregated from all other accounts and investments and shall not be commingled with any other funds controlled by the Manager. Manager shall, with Facility Revenue, maintain such balances therein as Manager and Tenant shall deem appropriate, taking into account the cash flow management needs of the Facility and the disbursement from such accounts of such amounts of the Facility’s funds as Manager and Tenant shall from time to time reasonably determine to be appropriate in the discharge of the responsibilities of Manager under this Agreement, as well as remaining in accordance with the Approved Budget an taking into account Tenant’s desire to maintain as much of its funds in interest-bearing accounts as is reasonably feasible. Tenant shall maintain a minimum cash balance of fifty thousand and no/100 dollars ($50,000.00) equal to one (1) month of annualized Facility Expenses (based on prior twelve (12) months of Facility Expenses) in the Operating Account if needed to operate the Facility in a manner designed to meet the mutual goals of Tenant and Manager set forth in Section 2.02 above, consistent with the terms of this Agreement. Tenant shall be a signatory on the Operating Account; provided, however, Tenant’s signature shall be required on all checks/withdrawals after an Event of Default by Manager under this Agreement. Reasonable petty cash funds shall be maintained at the Facility.

(b) FF&E Reserve. Tenant shall, or Manger shall at Tenant’s direction, establish a reserve account (the “FF&E Reserve”) at a bank approved by Manager, such approval not to be unreasonably withheld or delayed. Each month during the Term, Manager shall transfer into the FF&E Reserve an amount equal to one twelfth (1/12) of the FF&E Reserve Payment. Transfers into the FF&E Reserve shall be made on or before the fifteenth (15th) day of each month. Funds deposited into the FF&E Reserve shall be disbursed in accordance with the Approved Capital Budget. Manager and Tenant or Landlord shall each be signatories on the FF&E Reserve; provided, however, Tenant’s signature shall be required on all checks/withdrawals after an Event of Default by Manager under this Agreement.

5.04 Impositions.

(a) Except as specifically set forth in Section 5.05(b) hereof and subject to the terms of any Mortgage, all Impositions (defined below) which accrue during the Term of this Agreement (or are properly allocable to such Term under GAAP) shall be paid by Manager from Gross Revenues, as a Facility Expense, before any fine, penalty or interest is added thereto or lien placed upon the Facility or this Agreement, unless payment thereof is stayed; provided, however, that nothing herein shall impose upon Manager responsibility for funding payment of Impositions from Manager’s own funds. Tenant shall within ten (10) Business Days after the receipt of any invoice, bill, assessment, notice or other correspondence relating to any Imposition, furnish Manager with a copy thereof. Tenant may initiate proceedings (or direct Manager to initiate proceedings) to contest any Imposition (in which case each party agrees to sign the required applications and otherwise cooperate with the other party in expediting the matter), and all reasonable costs of any negotiations or proceedings with respect to any such contest shall be paid from Gross Revenues and shall be a Facility Expense.

(b) The term “Impositions” means all levies, taxes, assessments and similar charges, including, without limitation, the following: real estate taxes, all water, sewer or similar fees, rents, rates, charges, excises or levies, vault license fees or rentals; license fees; inspection fees and other authorization fees and other governmental charges of any kind or nature whatsoever, whether general or special, ordinary or extraordinary, foreseen or unforeseen, or hereinafter levied or assessed of every character (including all interest and penalties thereon), which at any time during or in respect of the Term of this Agreement may be assessed, levied, confirmed or imposed on Tenant or Manager with respect to the Facility or the operation thereof, or otherwise in respect of or be a lien upon the Facility (including, without limitation, on any of the inventories or Household Replacements now or hereafter located therein). Impositions shall not include (i) any income or franchise taxes payable by Tenant or Manager or (ii) any franchise, corporate, estate, inheritance, succession, capital levy or transfer tax imposed on Tenant or Manager, all of which shall be paid solely by Tenant or Manager, not from Gross Revenues or any other funds generated by or held with respect to the Facility. Notwithstanding the foregoing, any Impositions resulting from Manager’s gross negligence or willful misconduct, or fines or penalties imposed due to Manager’s failure to correct a noticed deficiency prior to the imposition of a fine (provided that reasonable notice and time to cure was given), or as a result of a repeat of a prior violation for which Manager was cited in the prior twelve (12) month period, shall be paid by Manager from its own funds and not as a Facility Expense. In the event that Manager and Tenant disagree as to whether an Imposition is appropriate for reimbursement as a Facility Expense, the dispute will be resolved pursuant to Section 19.20 below.

ARTICLE VI

FINANCIAL RECORDS

6.01 Accounting and Financial Records. Manager shall establish and administer accounting procedures and controls and systems for the development, preparation and safekeeping of records and books of accounting relating to the business and financial affairs of the Facility, including payroll, accounts receivable and accounts payable, and shall prepare monthly, quarterly and annual financial reports in accordance with the requirements of Exhibit D attached hereto and any Lender requirements. All such reports shall be prepared in accordance with GAAP and delivered electronically and those delivered monthly shall be certified by an officer of Manager as being true and correct in all material respects and those delivered quarterly and/or annually shall be accompanied by a certificate of the CFO of Manager in the form attached hereto as Exhibit D-1. Such records shall be kept in accordance with generally accepted accounting principles and shall compare monthly, quarterly and year to date results with the Approved Budget. Manager shall not materially alter such forms without obtaining Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Manager shall also cooperate with Tenant’s independent auditors in the preparation of the annual audit and preparation of income tax returns. The reasonable costs of the annual audit, if requested by Tenant, and of providing information necessary for the preparation of the income tax returns of Tenant shall be Facility Expense.

6.02 Reports. Manager shall maintain and keep complete and accurate records for the Facility including, without limitation, memoranda, correspondence, notices and all other such records as may be appropriate or customary in connection with the leasing and operation of the Facility and the transaction of business with third parties including, without limitation, suppliers, employees and governmental or municipal authorities. In addition to the monthly interim report required pursuant to Section 6.01 and such other reports as may be reasonably requested by Tenant, Manager shall keep Tenant informed as to the financial status, condition, and operation of the Facility and as to any Legal Requirements in connection with the licenses and permits necessary for the Facilities, with written reports and such other or special reports as Manager may from time to time determine are necessary or as Tenant may reasonably request from time to time. Manager shall inform Tenant, and upon request of Tenant, submit to Tenant, all healthcare surveys, responsive plans of correction, notices from governmental regulatory authorities, administrative orders, and notices of change of law/regulation having a material impact on the operation and provision of services at the Facility.

6.03 Access; Audit Rights. Tenant shall have the right, after providing Manager at least two (2) business days’ notice, at all reasonable times during the usual business hours of the Facility, to audit, examine, and make copies of books of account (including copying any records contained in Software), memoranda, correspondence, notices and all other records maintained by Manager with respect to the Facility. Such right may be exercised through any agent or employee designated by Tenant or by an independent public accountant designated by Tenant. Manager shall locate any and all books of account and other records maintained by Manager with respect to the Facility at the Facility. Manager shall make adequate space available to Tenant at the Facility to audit, examine and make copies of such books of account and other records, and Manager shall be under no obligation to relocate such records to the Facility for Tenant’s review. If any of the reports required by this Article VI are not furnished on a timely basis, and Manager does not provide the same within ten (10) business days after notice from Tenant thereof, Tenant shall have the right, at Manager’s expense, to cause the books and records of Manager relating to the Facility to be audited; provided that the foregoing rights shall be in addition to, and not in lieu of, any other right or remedy available to Tenant under this Agreement. Further, at the end of the Term of this Agreement, or upon the termination of this Agreement, as provided herein, copies of all books and records kept for the Facility, including all records kept on electronic media, and accounts and funds belonging to the Facility, are to be promptly delivered to the Tenant in a form readable by generally available software.

ARTICLE VII

APPROVED BUDGET

In accordance with the reporting schedule attached as Exhibit D, Manager shall deliver to Tenant for Tenant’s approval, a proposed budget for the next ensuing Fiscal Year for the Facility (a “Proposed Budget”), which shall include the Proposed Operating Budget and a Proposed Capital Budget. The Proposed Budget shall be considered by Tenant and, in consultation between Tenant and Manager, the budget for the Facility for the ensuing Fiscal Year will be prepared by Manager with the final contents of the budget to be approved by Tenant (the “Approved Budget”), which approval will not be unreasonably denied, conditioned or delayed. The Approved Budget shall be accompanied by a narrative description of management objectives and assumptions, together with the other components which would constitute the Approved Budget. If there is a delay in the finalization of a new Approved Budget, or if Tenant shall disapprove the Proposed Budget, (x) with respect to those portions approved by Tenant, Manager shall operate the Facility pursuant to the Approved Budget for such Fiscal Year, and (y) with respect to those portions not approved by Tenant, Manager shall operate under the Approved Budget for the immediately preceding Fiscal Year, increased by the greater of (i) 3  1⁄2% or (ii) the increase in the Index from the first day of the new year compared to the Index on the first day of the previous year, until a new budget is approved. Manager may only incur and pay Facility Expenses which are in accordance with the Approved Budget (or within clause (y) above) or otherwise approved by Tenant in writing or necessary to remedy or respond to an Emergency Requirement. Notwithstanding the foregoing, Manager may incur and pay Facility Expenses which are not in accordance with the Approved Budget or approved by Tenant in writing, to the extent such Facility Expenses do not exceed the lesser of Three Thousand Dollars ($3,000) or an amount five percent (5%) or greater than the of the amount allocated for such in the Approved Budget during any Fiscal Year. In furtherance of the foregoing, Manager shall use its best efforts to operate the Facility as provided herein so that the actual Gross Revenues and Facility Expenses during any applicable period of Tenant’s Fiscal Year shall be consistent with the Approved Budget. All expenses must be charged to the proper account on a basis consistent with the Approved Budget classifications. No expense may be reclassified in a manner inconsistent with the primary purpose of maximizing Gross Revenues and Operating Profits, except as needed to correct an inadvertent error, or in the exercise of good business practices to address a revised approach (e.g., paying for third party advertising rather than hiring internal marketing person). During the calendar year, Manager shall inform Tenant promptly of any material increases or decreases in costs, expenses or income that were not reflected in the Approved Budget. The form of the Approved Budget shall be consistent with Exhibit B.

ARTICLE VIII

ENVIRONMENTAL MATTERS

8.01 Tenant Responsibility and Indemnity. To the extent not otherwise covered by insurance maintained by either Manager or Tenant, Tenant shall protect, indemnify and hold harmless Manager, its stockholders, members, partners, trustees, directors, officers, agents, employees and beneficiaries, and any of their respective successors or assigns (collectively, the “Manager Indemnitees” and, individually, a “Manager Indemnitee”) for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against any Manager Indemnitee resulting from, either directly or indirectly, the presence during the Term in, upon or under the soil or ground water of the Facility or any properties surrounding the Facility of any Hazardous Materials in violation of any Environmental Law, except to the extent the same arises from the negligence or wrongful conduct of any Manager Indemnitee. This duty includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence prior to the expiration or sooner termination of this Agreement of Hazardous Materials in, upon or under the soil or ground water of the Facility in violation of any Environmental Law. Upon written notice from the indemnified party and any other of the Manager Indemnitees, Tenant shall undertake the defense, at its sole cost and expense, of any indemnification duties set forth under this Section 8.01. The Manager and Manager Indemnities, at their own expense, will cooperate fully with Tenant. Tenant shall not be liable for any duplicative attorney fees incurred by Manager or any Manager Indemnitee unless such fees were incurred at the express written request of Tenant. The indemnity obligation of Tenant set forth in this Section 8.01 shall survive for one (1) year after termination of this Agreement. “Hazardous Materials” shall mean and include any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos” as such terms are defined in any applicable Environmental Law in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring or other responsibility under the Environmental Laws, as the same may be amended from time to time, or which may present a significant risk of harm to Residents, invitees or employees of the Manager or the Facility.

8.02 Manager Responsibility and Indemnity. To the extent not otherwise covered by insurance maintained by either Manager or Tenant, Manager shall protect, indemnify and hold harmless Tenant, its stockholders, members, partners, trustees, directors, officers, agents, employees and beneficiaries, and any of their respective successors or assigns with respect to their interest in the Facility (collectively, the “Tenant Indemnitees” and, individually, a “Tenant Indemnitee”) for, from and against any and all debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or expenses (including, without limitation, reasonable attorneys’ fees and expenses) imposed upon, incurred by or asserted against any Tenant Indemnitee resulting from, either directly or indirectly, the presence during the Term in, upon or under the soil or ground water of the Facility or any properties surrounding the Facility of any Hazardous Materials in violation of any Environmental Law, to the extent that any of the foregoing arises by reason of the gross negligence or willful misconduct of Manager, except to the extent the same also arises from the negligence or wrongful conduct of a third party or any other Tenant Indemnitee. This duty includes, but is not limited to, costs associated with personal injury or property damage claims as a result of the presence prior to the expiration or sooner termination of this Agreement of Hazardous Materials in, upon or under the soil or ground water of the Facility in violation of any Environmental Law. Upon written notice from the indemnified party and any other of the Tenant Indemnitees, Manager shall undertake the defense, at its sole cost and expense, of any indemnification duties set forth under this Section 8.02. The Tenant and Tenant Indemnities, at their own expense, will cooperate fully with Manager. Manager shall not be liable for any duplicative attorney fees incurred by Tenant or any Tenant Indemnitee unless such fees were incurred at the express written request of Manager. The indemnity obligation of Manager set forth in this Section 8.02 shall survive for one (1) year after termination of this Agreement.

8.03 Notice. Each party shall undertake reasonable efforts to notify the other party concerning the non-compliance of any Environmental Law or presence of any Hazardous Materials on or under the Facility of which the notifying party has knowledge; provided, however, that, except to the extent permitted by Section 19.08 below, the parties shall otherwise maintain such information confidential.

8.04 Obligation to Comply. Manager agrees to take all reasonable actions necessary to comply with all requests of lenders and insurers and with all Legal Requirements including implementing any and all remedial or preventative maintenance programs as circumstances may reasonably require to comply with any and all Environmental Laws. All such costs shall be paid as a Facility Expense to the extent they are typical and ordinary maintenance expenses, but if such costs are extraordinary in nature or should be properly treated as a capitalized expense, Tenant shall bear such costs and shall promptly pay such expenses.

ARTICLE IX

OTHER FINANCIAL MATTERS

9.01 Tax Status. Subject to the provisions of this Agreement, Manager shall operate the Facility in a manner to best assure that Tenant and the Facility receive all benefits of applicable tax exemptions and/or credits available thereto from any governmental authority. Manager will prepare or cause to be prepared, at no additional cost to Tenant (except as permitted below), all tax returns required in the course of operations, excluding income or franchise tax returns, which are the responsibilities of Tenant. These returns include, but are not limited to, sales and use tax return, personal property tax return and business, professional and occupational license tax returns. Manager shall timely file or cause to be filed such returns as required by each jurisdiction. All third party costs and expenses incurred by Manager in performing its duties, which are in accordance with the Approved Budget or otherwise agreed to in writing by Tenant, shall be Facility Expenses. Nothing herein shall be construed to restrict Manager from engaging a third party accounting or law firm to assist Manager to file or cause to be filed such returns on a timely basis. Notwithstanding the foregoing, Manager shall not be responsible for the preparation of Tenant’s Federal or State income tax returns; provided, however, that Manager shall cooperate fully with Tenant as may be necessary to enable Tenant to file such Federal or State income tax returns, including without limitation by preparing the necessary data and submitting it to Tenant in a timely manner. If Tenant or any entity owning a majority of the equity interests of Tenant (directly or indirectly) intends to qualify as a real estate investment trust for Federal tax purposes, Manager shall cooperate with Tenant and such entity to structure the operations and documentation relating to the Facility in a manner requested by Tenant or such entity to assure such qualifications. Tenant agrees that Manager will not be required to incur expenses to comply with the provisions of the prior sentence to the extent Manager would not otherwise incur such expenses pursuant to this Agreement unless Tenant promptly reimburses Manager therefor.

9.02 Employee Withholding. Manager shall comply with all applicable Legal Requirements concerning the withholding of taxes from employee wages and otherwise administering the payroll. Manager will cause to be prepared and filed all forms, reports and returns as required by law in connection with unemployment insurance, worker’s compensation insurance, withholding tax, Social Security and other similar taxes now in effect.

ARTICLE X

GENERAL COVENANTS AND TENANT AND MANAGER OBLIGATIONS

10.01 Covenant Not To Hire. Upon any termination or assignment of this Agreement, and for a period of one (1) year thereafter, Tenant shall not, without the express written consent of the Manager, hire or solicit for employment the persons occupying the positions of Executive Director or Sales Director (also referred to as Marketing Director) of the Facility at the time this Agreement is terminated; provided, however, that the provisions of this Section 10.01 shall not apply in the event that Manager was terminated without cause, pursuant to Section 13.01(d) herein. The provisions of this Section 10.01 shall not apply to employees of Manager at the Facility below the level of Executive Director and Sales Director.

10.02 Tenant’s Obligations. Tenant hereby agrees to comply with all of the provisions of this Agreement applicable to Tenant and to perform all obligations of Tenant as set forth herein. Tenant further agrees to take all steps reasonably necessary to ensure, consistent with the provisions herein, that Tenant and Tenant’s agents provide all necessary assistance and cooperation to Manager in connection with Manager’s provision of management services hereunder. Tenant shall perform only such duties as shall be permitted under applicable Legal Requirements and licenses.

10.03 Manager’s Obligations. Manager hereby agrees to comply with all of the provisions of this Agreement applicable to Manager and to perform all obligations of Manager as set forth herein. Manager agrees to make Home Office Employees necessary for Manager to discharge its duties and obligations under this Agreement available, as more particularly set forth in Section 4.05 above.

10.04 Tenant’s Right To Inspect. Tenant or its employees, representatives, lenders or agents shall have access to the Facility and the files, books, accounts, and records of Manager related to the Facility for the purpose of inspection at any time and without prior notice. Tenant, or its employees, representatives, lenders or agents shall have access to the Facility and the files, books, accounts and records of Manager for the purpose of showing the Facility to prospective purchasers, investors, Residents or mortgagees at reasonable business hours and (i) with respect to access to the Facility, upon one (1) business day notice, and (ii) with respect to books and records maintained by Manager, upon at least three (3) business days notice, in each case given to Manager’s investor relations representative for Tenant located at Manager’s corporate headquarters (and not to the Facility’s Executive Director). Manager shall be permitted to accompany Tenant, its employees, representatives, lenders or agents on all such visits.

10.05 Transfer of Residents. Manger agrees that it will not, as long as it manages for Tenant under this Agreement, without the prior written consent of the Tenant, encourage or solicit the transfer of any resident of the Facility to another facility in which Manager has an interest which is not owned by Tenant, unless the physical or medical condition of the resident indicates that such a transfer would be appropriate and Tenant is informed in advance thereof.

10.06 Non-Compete. Manager hereby covenants and agrees that, for a period commencing on the Effective Date and ending one (1) year following the expiration or earlier termination of this Agreement, Manager shall not, and shall not cause or permit any of its Affiliates (each, a “Covered Person”), to either (1) engage directly or indirectly, in any capacity, in any activities that Compete with the business of developing, owning, operating, leasing or managing a senior living facility within five (5) driving miles of the Facility or (2) specifically solicit any employees of the Facility for employment at other facilities owned or controlled by a Covered Person. For purposes of this provision, “Compete” means (i) to, directly or indirectly, conduct, facilitate, participate or engage in, or bid for or otherwise pursue a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any Person or in any other capacity, or (ii) to, directly or indirectly, have any ownership interest in any Person or business which conducts, facilitates, participates or engages in, or bids for or otherwise pursues a business, whether as a principal, sole proprietor, partner, stockholder, or agent of, or consultant to or manager for, any such Person or in any other capacity. Notwithstanding the foregoing, this Section 10.06 shall not apply to or in any way prohibit or restrict any existing ownership interests, any existing operations, the proposed ownership interests set forth on Schedule 10.06, or existing operations of a Covered Person as of the Effective Date. The parties recognize and acknowledge that a breach of this Section 10.06 by Manager or any of its Affiliates will cause irreparable and material loss and damage to Tenant and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Tenant’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of this Section 10.06 shall expressly survive the expiration or earlier termination of this Agreement for a period of one (1) year, provided, however, that the provisions of this Section 10.06 shall not apply in the event that Manager was terminated without cause, pursuant to Section 13.01(d) herein.

10.07 Non-Solicitation. Manager agrees not to directly or indirectly solicit, divert or accept business from any customer, supplier, distributor or manufacturer of or to Tenant or Landlord to the detriment of Tenant or Landlord, or otherwise interfere with the relationship between Tenant or Landlord and any customer, supplier, distributor or manufacturer of or to Tenant or Landlord to the detriment of Tenant or Landlord. The parties recognize and acknowledge that a breach of this Section 10.07 by Manager or any of its Affiliates will cause irreparable and material loss and damage to Tenant and hereby consent to the granting by any court of competent jurisdiction of an injunction or other equitable relief, without the necessity of posting a bond, cash or otherwise, and without the necessity of actual monetary loss being proved or Tenant’s establishing the inadequacy of any remedy at law, and order that the breach or threatened breach of such provisions may be effectively restrained. The provisions of and obligations under this Section 10.07 shall apply throughout the Term and shall expressly survive the expiration or earlier termination of this Agreement for a period of one (1) year following such expiration or earlier termination; provided, however, that the provisions of this Section 10.07 shall not apply in the event that Manager was terminated without cause, pursuant to Section 13.01(d) herein.

ARTICLE XI

REPAIRS AND MAINTENANCE

11.01 Routine Repairs and Maintenance. Subject to the Approved Budget and having adequate funds available, Manager shall maintain the Facility in good repair and condition and in conformity with Facility Standards and Legal Requirements, and shall make or cause to be made such routine, preventive maintenance, repairs and alterations, the cost of which can be expensed under GAAP, as it, from time to time, deems necessary for such purposes consistent with the Approved Budget. Manager shall from time to time make (a) such replacements and renewals to the Facility’s FF&E as set forth in the Approved Budget, or as required to satisfy an Emergency Requirement; and (b) certain repairs and maintenance to the Facility building which are normally capitalized under GAAP such as exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, but which are not major repairs, alterations, improvements, renewals or replacements to the Facility building’s structure or exterior façade or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems, as are set forth in the Approved Budget, or as are required on an emergency basis. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues and treated as Facility Expenses to the extent consistent with the Approved Budget or as otherwise provided in this Article XI.

11.02 Repairs and Equipment.

(a) Subject to the terms of this Agreement and the Approved Budget, the funds in the FF&E Reserve shall be used by Manager to cover the costs of:

(i) Replacements, renewals and additions as required by Facility resident needs, Legal Requirements and the Facility Standards to the Facility’s FF&E not normally capitalized under GAAP; and

(ii) Certain repairs and maintenance to the Facility building which are normally capitalized under GAAP such as material exterior and interior repainting, resurfacing building walls, floors, roofs and parking areas, but which are not minor repairs, alterations, improvements, renewals or replacements to the Facility building’s structure or exterior façade or to its mechanical, electrical, heating, ventilating, air conditioning, plumbing or vertical transportation systems.

(b) Manager shall from time to time make such: (i) replacements and renewals to the Facility’s FF&E as set forth in the Approved Budget, or to satisfy an Emergency Requirement; and (ii) repairs to the Facility building of the nature described in Section 11.02(a)(ii), as are set forth in the Approved Budget, or to satisfy an Emergency Requirement, up to the balance in the FF&E Reserve. No expenditures shall be made in excess of said balance without the written approval of Tenant. Subject to the last sentence of this subsection (c), at the end of each Fiscal Year, any amounts remaining in the FF&E Reserve shall be carried forward to the next Fiscal Year. Proceeds from the sale of FF&E no longer necessary to the operation of the Facility shall be deposited in the FF&E Reserve, as shall any interest which accrues on amounts placed in the FF&E Reserve. Neither: (x) proceeds from the disposition of FF&E; nor (y) interest which accrues on amounts held in the FF&E Reserve, shall either (aa) result in any reduction in the required contributions to the FF&E Reserve, or (bb) be included in the FF&E Reserve; provided, the amount in the FF&E Reserve shall not exceed Two Hundred Fifty Thousand Dollars $250,000.00 as may be adjusted each year by the Index (the “Maximum Reserve”) at any time, except as set forth in the following sentence. Any amount in the FF&E Reserve in excess of the Maximum Reserve as of December 1 of any year shall, at Tenant’s request, be paid to Tenant, unless the expenditure of such excess funds is contemplated by the next Fiscal Year’s Approved Budget.

11.03 Liens. Manager and Tenant shall use commercially reasonable efforts to prevent any liens from being filed against the Facility that arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to the Facility. Manager shall not file any lien against the Facility. Manager and Tenant shall cooperate fully in obtaining the release of any such liens, and the cost thereof, if the lien was not occasioned by the fault of either party, shall be treated the same as the cost of the matter to which it relates. If the lien arises as a result of the negligent act or omission of either party, then the party shall bear the cost of obtaining the release.

ARTICLE XII

INSURANCE

12.01 Insurance. Manager or Tenant, at Tenant’s election, shall negotiate with independent insurance companies of recognized responsibility, a contract or contracts for, and keep in full force and effect, all policies of insurance of the type, extent, amount and cost of coverage as provided to Tenant and otherwise consistent with sound management of the Facility, subject to market availability, insuring Tenant, Manager and the Facility against the risks customarily insured against for such a facility (the “Insurance Program”). Tenant may elect, in its sole discretion, to procure and maintain some or all of the insurance policies required by this Agreement (except Manager’s Workers’ Compensation, Employer’s Liability, and Professional Liability insurance policies), upon thirty (30) days written notice to Manager. The cost of such insurance shall be included in the Approved Budget as a Facility Expense. As of the date of this Agreement, the coverages required to be obtained and maintained under the Insurance Program shall include the requirements set forth on Exhibit G attached hereto.

Commencing with the Approved Budget for the first Fiscal Year, and continuing annually during the Term, the Insurance Program shall be reviewed by Manager and Tenant in consultation with each other. Not less than one day prior to Manager operating the Facility and thereafter not less than sixty (60) days prior to the expiration of the then-existing Insurance Program, Manager shall submit a pro forma estimate of its proposed Insurance Program for the next year to Tenant for review, which proposal shall include coverage levels and cost allocations for all such levels of insurance coverage. Tenant shall then have thirty (30) calendar days to elect to either (a) accept Managers proposed Insurance Program in part or its entirety or (b) obtain an independent Insurance Program with levels of insurance coverage reasonably acceptable to Manager (except as respects to property insurance), and consistent with the specific levels of coverage and limits set forth on Exhibit G. The decision by the Tenant to obtain independent insurance coverage for the next insurance program year shall be irrevocable for the policy period of the respective insurance policies that comprise the Manager’s Insurance Program for that program year. Tenant may re-enter the Manager’s Insurance Program at the beginning of a subsequent Insurance Program year by providing one hundred and twenty (120) days notice to the Manager, subject to the approval of the Manager. The amount of any insurance deductibles paid by Tenant (or by Manager on Tenant’s behalf out of Gross Revenues) shall be a Facility Expense. Upon commencement of this Agreement, Tenant shall provide Property Insurance and Manager shall provide Liability Insurance as set forth on Exhibit G.

12.01 Blanket Policies. All insurance described in Section 12.01 may be obtained by Manager or Tenant by endorsement or equivalent means under its blanket insurance policies, provided that such blanket policies substantially fulfill the requirements specified herein.

12.02 Risk Management. One of the responsibilities of Manager shall be to provide risk management oversight at the Facility.

ARTICLE XIII

TERMINATION OF AGREEMENT

13.01 Termination. Unless sooner terminated pursuant to this Article, this Agreement shall expire at the end of the Term. Manager may sooner terminate this Agreement upon the occurrence of an Event of Default by Tenant pursuant to Section 14.02. Tenant may sooner terminate this Agreement upon the occurrence of an Event of Default by Manager pursuant to Section 14.01. Tenant may sooner terminate this Agreement upon written notice from Tenant to Manager, upon any of the following events (each a “Termination Event”):

(a) If the Manager or any Affiliate thereof: (i) is convicted of a felony; (ii) intentionally misapplies any funds derived from the Facility (including without limitation sales proceeds, rents, security deposits, insurance proceeds or condemnation awards); or (iii) commits fraud, intentional misrepresentation, gross negligence or willful misconduct; provided, however, if any of the foregoing events are isolated to an employee or employees who are appropriately disciplined (up to and including termination) in accordance with Facility Standards and Manager provides full restitution to Tenant for any monetary losses arising from such events and otherwise indemnifies Tenant subject to the indemnification provisions of this Agreement, then this Agreement shall not be terminated as a result of such events. No Termination Fee shall be due in connection with a termination under this Section 13.01 (a).

(b) Upon a “Change in Control” in the beneficial ownership interest of Manager, as defined in Section 13.02. No Termination Fee shall be due in connection with a termination under this Section 13.01 (b).

(c) Upon the sale or transfer to an unaffiliated third party of (i) the Facility or (ii) the direct or indirect ownership interests in Tenant or Landlord by the ultimate equity owners of Tenant or Landlord, as applicable (a “Facility Sale”) without fee or penalty and upon thirty (30) days’ notice to Manager. No Termination Fee shall be due in connection with the termination under this Section 13.01(c). If any of the licenses and/or certificates necessary for operation of the Facility in the manner contemplated by this Agreement at any time is terminated, suspended or revoked and the event giving rise to any such termination, suspension or revocation is not due to the action or inaction of Tenant and results in cessation of operations or any major component of operations at the Facility. Manager shall have thirty (30) days after receipt of written notice from Tenant to cure such default, provided, however, that if default cannot be cured within such thirty (30) day period, then Manager shall be entitled to such additional time as shall be reasonable and dictated by the state regulatory body governing the Facility, provided Manager is capable of curing same, has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; and once any such termination, suspension, revocation or enforcement action is cured, if Tenant shall not have terminated this Agreement, Tenant may no longer terminate for that occurrence. Sections 10.06 and 10.07 shall not apply in the event of termination under this Section 13.01(d). No Termination Fee shall be due in connection with a termination under this Section 13.01 (c).

(d) Commencing on the third (3rd) anniversary of the Effective Date, at any time during the remainder of the term of the Agreement for any reason or nor reason upon ninety (90) days’ prior notice to Manager and payment to the Manger of an amount equal to the product of the average Management Fee for the prior three (3) months multiplied by the number of remaining months in the Term (the “Termination Fee”). Sections 10.06 and 10.07 shall not apply in the event of a termination under this Section 13.01(d).

(e) If the sum of Adjusted NOI and the Subordinated Management Fee, if any, for any Fiscal Year (or portion thereof on a pro-rata basis) falls below the Subordinated NOI Threshold (an “NOI Shortfall”), then the Tenant shall have the option to terminate this Agreement by providing a ninety (90) day written notice (a “Performance Termination Notice”) to the Manager. To terminate this Agreement, Tenant must deliver a Performance Termination Notice no later than sixty (60) days following Tenant’s receipt of the annual financial reports for such Fiscal Year; provided however, that with respect to two (2) NOI Shortfalls during the Term hereof, Manager shall have the right, but not the obligation, to cure such two (2) NOI Shortfalls within thirty (30) days of receipt of the Performance Termination Notices related to such two (2) NOI Shortfalls by making a cash payment to Tenant in an amount equal to the applicable NOI Shortfall or agreeing to subordinate the Base Management Fee in the amount of the applicable NOI Shortfall. Provided further however, Manager may not exercise its two (2) cure options granted pursuant to this Section 13.01(e) for NOI Shortfalls occurring in consecutive Fiscal Years without the prior written consent of Tenant, which may be granted or withheld by Tenant in its sole and absolute discretion. No Termination Fee shall be due in connection with a termination under this Section 13.01 (e).

If a Termination Event occurs, Manager shall be compensated for its services only through the date of termination after deducting therefrom damages incurred by Tenant as a result of Manager’s default, if applicable (except for Manager shall have a right to the Termination Fee solely in the event of a termination by Tenant pursuant to Section 13.01(d)). Further, in the event of a termination, both parties shall fully cooperate with one another to ensure a smooth transition of ownership and/or management, as the case may be. Upon termination of this Agreement, Manager will deliver to Tenant the following with respect to the Facility:

(i) A final accounting, reflecting the balance of income and expenses of the Facility as of the date of termination, to be delivered as soon as reasonably possible but not later than thirty (30) days after such termination;

(ii) Any balance of monies of Tenant (including any amount of Working Capital reserves or any unexpended amount in the FF&E Reserve account or any amounts in any other accounts maintained under this Agreement) or Resident deposits, or both, held by Manager with respect to the Facility, to be delivered as soon as reasonably possible, but not later than ten (10) days after such termination;

(iii) An assignment to Tenant, or its designee, of all contracts not otherwise in the name of Tenant relating to the operation or leasing of the Facility (to the extent such contracts are assignable and that Tenant agrees to indemnify Manager for any liabilities relating to such contracts after the assignment date and in such event Manager shall indemnify Tenant for any liabilities relating to such contracts prior to the assignment date);

(iv) An itemized statement of the amounts due suppliers of services and goods which have been ordered by Manager in the name of Tenant;

(v) An itemized statement of all accounts receivable due Tenant from any source;

(vi) All records, contracts, leases, resident agreements, tenant correspondence, files, receipts for deposits, unpaid bills and other papers, documents, computer disks (Manager will download onto disks all information reasonably concerning the Facility which is contained in Manager’s databases) and all other information which reasonably pertains to the Facility to be delivered as soon as reasonably possible, but not later than thirty (30) days after such termination; and

(vii) Manager shall cooperate reasonably in all respects to achieve a transfer of any license and/or certificate (or to obtain a new license and/or certificate, if necessary) required in connection with the operation of the Facility, but shall not be required to incur any monetary expenditures in connection therewith (unless Tenant agrees to reimburse Manager for the same).

Manager shall use good faith, diligent efforts to deliver all of foregoing as soon as reasonably possible and in accordance with this Section 13.01.

13.02 Change of Control. A “Change in Control” of Manager shall be deemed to occur if, at any time after the date hereof, (i) any Person (or one or more Persons acting in concert as a group) acquires (A) more than fifty percent (50%) ownership of MSM ; (ii) a merger, exchange, consolidation, recapitalization or other business combination (a “Business Combination”) occurs in which the holders of the interests in MSM or Manager immediately prior to such Business Combination, disregarding for such purposes any holders who are affiliates of another party to the Business Combination or acting in concert as a group with such other party, own less than fifty-one percent (51%) of the aggregate equity interests of the surviving entity or own less than fifty-one percent (51%) of the voting interests (determined on the basis of number of votes per interest) immediately following such Business Combination; or (iii) all or substantially all of the assets of MSM or Manager are sold or otherwise disposed of, directly, indirectly, voluntarily, involuntarily, by operation of law or otherwise; provided, however, that a sale by MSM or Manager of their real estate assets shall not be considered a Change of Control if MSM or Manager or an entity of which MSM or Manager owns not less than fifty-one percent (51%) of the aggregate equity interests or not less than fifty-one percent (51%) of the voting interests (determined on the basis of number of votes per interest) retains management of such real estate assets for a term not less than five (5) years.

ARTICLE XIV

DEFAULTS

14.01 Default by Manager. Manager shall be deemed to be in default under this Agreement (an “Event of Default”) upon the occurrence of one or more of the following events:

(a) Manager shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Manager, and such failure shall continue (i) for a period of ten (10) days after Manager receives written notice from Tenant specifying the default in case of monetary defaults or (ii) for a period of thirty (30) days after Manager receives written notice from Tenant in the case of non-monetary defaults; provided, however, that, if such non-monetary default cannot be cured within such thirty (30) day period, then Manager shall be entitled to such additional time as shall be reasonable, provided Manager is capable of curing same, has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time exceed ninety (90) days for any non-monetary default other than defaults involving licensing or regulatory matters, so long as (x) Manager has made all filings in connection therewith on a timely basis, (y) no legal action brought by a governmental agency in a court of law or any administrative or other adjudicatory proceeding has been filed or is pending, and (z) the regulatory or licensing default does not create a material threat that Facility operations will be halted or a material threat of third party liability for Tenant. The delivery of letters or notices threatening legal action or revocation of a license shall not constitute a “legal action” for purposes hereof.

(b) The entry by a court of competent jurisdiction of a decree or order for relief in respect of Manager or MSM, in an involuntary case or proceeding under any bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, trustee or similar official of Manager or MSM of all or any substantial part of the property of Manager or MSM, or ordering the reorganization of Manager or MSM, the winding up of Manager or MSM of its affairs or liquidation of its property, and such decree or order shall continue unstayed and in effect for a period of thirty (30) days.

(c) The consent or acquiescence by Manager or MSM to the entry of any decree or order described in Section 13.01(b) hereof, the commencement by Manager or MSM of a voluntary case or proceeding under any bankruptcy, insolvency or similar law, the making by Manager or MSM of any general assignment for the benefit of creditors, or Manager’s or MSM’s failure or admission in writing of its inability to pay its debts as they become due.

(d) [INTENTIONALLY OMITTED].

(e) The state regulatory body governing the Facility issues a stop-placement, limiting or ceasing admission of new residents. Notwithstanding other Events of Default, for this section 14.01(e) Manager shall have ninety (90) days from the date of the issuance of such stop-placement to cure; provided, however, that if such stop-placement default cannot be cured within such ninety (90) day period, then Manager shall be entitled to such additional time as shall be reasonable and dictated by the state regulatory body governing the Facility, provided Manager is capable of curing same, has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion.

Upon the occurrence of any Termination Event, Tenant shall have thirty (30) days to provide written notice to Manager of its election to terminate this Agreement. If such election to terminate is not provided to Manager within such thirty (30) days, Tenant shall be deemed to have waived its right to terminate in connection with such occurrence.

(f) An “Event of Default” by “Manager” under an Affiliated Agreement (as such terms are defined in the applicable Affiliated Agreement).

14.02 Default by Tenant. Tenant shall be deemed to be in default under this Agreement (an “Event of Default”) in the event Tenant shall fail to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by Tenant and such failure shall continue (i) for a period of ten (10) business days after written notice thereof by Manager to Tenant in case of monetary defaults or (ii) for a period of thirty (30) days after written notice thereof by Manager to Tenant in the case of non-monetary defaults; provided, however, if such default cannot be cured within such thirty (30) day period, then Tenant shall be entitled to such additional time as shall be reasonable, provided that Tenant is capable of curing same, has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time to cure non-monetary defaults exceed ninety (90) days.

14.03 Remedies of Tenant. Upon the occurrence of a default by Manager as specified in Section 14.01 of this Agreement and expiration of any applicable cure period provided by this Agreement, Tenant shall be entitled to terminate this Agreement effective immediately without payment of any Termination Fee to remove Manager from the day-to-day management of the Facility, subject to the approval of any applicable governmental authority, if required, and to replace Manager with a substitute Manager and otherwise to exercise all its rights at law or in equity.

14.04 Remedies of Manager. Upon the occurrence of a default by Tenant as specified in Section 14.02 of this Agreement and the expiration of any applicable cure period provided by this Agreement, Manager shall be entitled to terminate this Agreement effective immediately, and to exercise all of its rights at law or in equity.

14.05 No Waiver of Default. The failure of Tenant or Manager to seek remedy for any violation of, or to insist upon the strict performance of, any term or condition of this Agreement shall not prevent a subsequent act by Tenant or Manager which would have originally constituted a violation of this Agreement by Tenant or Manager, from having all the force and effect of an original violation. Tenant or Manager may waive any breach or threatened breach by Tenant or Manager of any term or condition herein contained. The failure by Tenant or Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that Tenant or Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by Tenant or Manager, shall be deemed to be in exclusion of any right or remedy of Tenant or Manager.

14.06 Interest. Upon the failure of either party to make any payment required to be made in accordance with the terms of this Agreement as of the due date which is specified in this Agreement, and the continuance of such failure for five (5) business days after written notice thereof, the amount owed to the non-defaulting party shall accrue interest at the greater of (i) 14% or (ii) the Prime Rate (defined below) plus 5% (but not greater than the highest rate permitted by applicable law), from and after the date on which such payment was originally due to the non-defaulting party until such payment is made. As used herein, “Prime Rate” means the “prime rate” as published in the “Money Rates” section of The Wall Street Journal; however, if such rate is, at any time during the Term, no longer so published, the “Prime Rate” means the average of the prime interest rates which are announced, from time to time, by the three (3) largest banks (by assets) headquartered in the United States which publish a “prime rate.”

14.07 Disputes. Tenant and Manager shall seek to resolve legal disputes arising under this Agreement in a manner that, insofar as possible, will ensure minimal disruption of continued services to Residents.

ARTICLE XV

CONDEMNATION AND CASUALTY

15.01 Minor Casualty. If, during the Term, the Facility is damaged by a Minor Casualty, Manager shall, with all reasonable diligence, proceed to process the claim with the applicable insurance carriers, including settling such claim, and to make the necessary arrangements with appropriate contractors and suppliers to repair and/or replace the damaged portion of the Facility. Tenant’s consent shall not be needed for Manager to perform any of the foregoing, all of which shall be performed in accordance with Manager’s reasonable judgment; provided, however, that the parties agree that the standard for such repair and/or replacement shall be to repair and/or replace the damaged portion of the Facility to levels of quality and quantity that are equal to those that existed with respect to such portion of the Facility prior to the occurrence of the damage at issue. Tenant agrees to sign promptly any documents which are necessary to process and/or adjust the claim with the insurance carriers, as well as any contracts with such contractors and/or suppliers.

15.02 Major Casualty. If, during the Term, the Facility suffers a Major Casualty, Tenant shall, (i) at its cost and expense and with all reasonable diligence, repair and/or replace the damaged portion of the Facility to the same condition as existed previously or (ii) have the right to terminate this Agreement by providing written notice to Manager within sixty (60) days of learning of such Major Casualty (the failure to deliver such notice being an election to proceed to repair and/or replace the damaged portion of the Facility pursuant to the immediately preceding clause (i)), without fee or penalty. Manager shall have the right to discontinue operating the Facility to the extent it deems necessary to comply with applicable Legal Requirements or as necessary for the safe and orderly operation of the Facility in accordance with Facility Standards, and during such period, Manager shall not be entitled to any Management Fees or other remuneration in connection with this Agreement. To the extent available, proceeds from any casualty insurance shall be applied to such repairs and/or replacements, provided that if any terms of this Section 15.02 conflict with the Mortgage Documents, the terms of the Mortgage Documents shall control. If Tenant fails to promptly commence (no later than 30 days after receipt by Manager of the insurance proceeds which Tenant may use without limitation by the Mortgage Documents, or otherwise) and continuously pursue the repairing and/or replacement of the Facility so that it shall be substantially the same as it was prior to such damage or destruction, such failure shall entitle Manager to terminate this Agreement by providing notice to Tenant of same, without fee or penalty payable by Tenant to Manager.

15.03 Condemnation.

(a) In the event all or substantially all of the Facility shall be taken in any eminent domain, condemnation, compulsory acquisition, or similar proceeding by any competent authority for any public or quasi-public use or purpose, or in the event a portion of the Facility shall be so taken, but the result is that it is unreasonable to continue to operate the Facility in accordance with the standards required by this Agreement, this Agreement shall terminate effective as of the date of such taking or similar proceeding. Tenant and Manager shall each have the right to initiate such proceedings as they deem advisable to recover any damages to which they may be entitled.

(b) In the event a portion of the Facility shall be taken by the events described in Section 15.03(a), or the entire Facility is affected but on a temporary basis, and the result is not to make it unreasonable to continue to operate the Facility, this Agreement shall not terminate. However, so much of any award for any such partial taking or condemnation as shall be necessary to render the Facility equivalent to its condition prior to such event shall be used by Tenant for such purpose; and Manager shall have the right to discontinue operating the Facility or portion of the Facility to the extent it deems necessary for the safe and orderly operation of the Facility and, in the event Manager ceases operations at the Facility, Manager shall not be entitled to receive any Management Fees or other remuneration under this Agreement during such period when operations cease. In the event Manager’s and Tenant’s rights hereunder conflict with the terms of any Mortgage Documents, then terms of the Mortgage Documents shall prevail.

(c) In the event of any proceedings described in Section 15.03(a) or 15.03(b), and if Tenant and Manager cannot agree on a fair and equitable apportionment of any such award, the dispute will be resolved pursuant to Section 19.20 below.

ARTICLE XVI

LEGAL ACTIONS, GOVERNING LAW,

LIABILITY OF MANAGER AND INDEMNITY

16.01 Legal Actions. Legal counsel for Manager and Tenant shall cooperate in the defense or prosecution of any action affecting the Facility. Manager shall, in accordance with the Approved Budget, take all action reasonable and necessary in Manager’s judgment, to enforce and collect payments due under the Resident Agreements. Manager shall not institute or defend any other contract action (or settle any contract action) seeking more than Five Thousand Dollars ($5,000.00), subject to adjustment by the Index, in damages and affecting the Facility or any occupants without prior written approval of Tenant, which approval shall not be unreasonably conditioned, delayed, or withheld by Tenant. Manager shall timely forward all legal notices to Tenant which relate to the Facility or Tenant. Subject to Manager’s obligations set forth in Section 14.05 hereof, and subject to Tenant’s prior written approval if required, Manager shall institute or defend, as the case may be, in the name of the Facility, Tenant and/or Manager, but in any event as a Facility Expense, all actions arising out of the operation of the Facilities, including but not limited to actions or proceedings to collect charges, third party payments, rents, or other income, or to cancel, modify, or terminate any lease, resident agreement, license, or concession agreement in the event of breach or default thereof, or to defend any action brought against Tenant. Subject to Manager’s obligations set forth in Section 16.05 hereof, Manager shall take the actions necessary to diligently protest or litigate to the final decision in any appropriate court or forum, as a Facility Expense, any violation, order, rule or regulation affecting the Facility.

Notwithstanding anything to the contrary contained in this Agreement, Tenant shall have the right, upon consultation with Manager, to select counsel and direct the conduct of any litigation, arbitration or other proceeding involving a claim (not being defended by insurance carrier or in excess of coverage), which is not a collection matter arising out of resident agreements or which is not a contract action within the limits described above, provided any applicable insurance policy allows such approval. In addition, Manager shall prepare and furnish to Tenant on a monthly basis reports summarizing all litigation with respect to the Facility as set forth on Exhibit D.

16.02 Legal Fees and Costs. In the event either party elects to incur legal expenses to enforce any provision of this Agreement against the other party to this Agreement, the prevailing party shall be entitled to recover such legal expenses, including without limitation, reasonable attorney’s fees, costs and necessary disbursements, in addition to any other relief to which such party shall be entitled.

16.03 Choice of Law and Venue. The parties agree that this Agreement shall be governed by and construed in accordance with the laws of the where the Facility is located.

16.04 Liability of Manager.

(a) Standard of Care. Manager shall discharge its duties in good faith, and agrees to exercise, with respect to all services provided by Manager under or pursuant to this Agreement, a standard of care, skill, prudence and diligence under the circumstances then prevailing as would be expected of a prudent Manager who has a high level of experience and expertise with respect to such matters and additionally at or above the Facility Standards and in no event with less care, skill, prudence or diligence as Manager would customarily utilize in the prudent conduct of its business, and as is necessary for the maintenance of any license or permit required for the Facility and compliance with all Legal Requirements and the Facility Standards. Manager agrees to exercise good faith, diligent efforts to achieve and maintain the occupancy goals set forth in the Approved Budget.

(b) Other Persons. Manager shall not be responsible for the acts or omissions of any of Tenant’s other contractors or any subcontractors or any employees of Tenant, or any persons representing Tenant performing any services for or in connection with the Facility, or any consultants or other persons engaged by Tenant with respect thereto, unless and only to the extent Manager is required pursuant to this Agreement, or has otherwise agreed, to supervise such contractors or subcontractors.

(c) No Member Liability. If Manager makes any claim under this Agreement, Manager shall have no recourse to partners (general or limited), directors, officers, employees, or members of Tenant or to any Affiliate of Tenant or its partners. In the event that Tenant makes any claim against Manager, Tenant shall have no recourse to members, managers, directors, officers, or employees of Manager or to any Affiliate of Manager except for any Affiliate actually providing goods or services hereunder.

16.05 Indemnity. Manager and Tenant will defend, indemnify and hold the other (and any Affiliate of the other and its respective officers, directors, members, managers, employees and agents) harmless from and against any claims, losses, expenses, costs, suits, actions, proceedings, damages, demands or liabilities (including, without limitation, engineers’ and attorneys’ fees and expenses, and costs of litigation) that are asserted against or sustained or incurred by the indemnified party and arising under or in connection with (a) a breach of this Agreement, (b) legal actions or regulatory violations arising from the indemnifying party’s breach of this Agreement or the indemnifying party’s gross negligence, fraud, or willful misconduct, (c) the negligent placing, discharge, leakage, use and/or storage of hazardous or regulated materials at, in or beneath the Facility by the indemnifying party or its Affiliates or their respective agents, employees, contractors or representatives in violation of any Legal Requirements or (d) acts of the indemnifying party which are outside the scope of this Agreement. The scope of the foregoing indemnities includes any and all costs and expenses incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both. Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected. This Section 16.05 shall survive the termination of this Agreement.

ARTICLE XVII

REGULATORY AND CONTRACTUAL REQUIREMENTS

17.01 Regulatory and Contractual Requirements. Manager shall use its diligent, good faith efforts to cause all things to be done in and about the Facility as may be reasonably necessary to comply with Legal Requirements or the requirements of any governmental authority respecting the use of the Facility or the construction, maintenance, or operation thereof. Manager shall use its diligent, good faith efforts to obtain and maintain all permits, licenses and certificates required by any governmental authority for the ownership, use and operation of the Facility as a licensed senior living facility providing personal care services in the State. All licenses, permits, approvals and certifications should be in the name of Manager unless the governing entities require otherwise. In addition, Manager shall supervise and coordinate the preparation and filing of (and, where operators are required to do so under applicable law or regulation, shall file) all reports or other information required by any governmental agencies in the State having jurisdiction over the Facility and shall deliver copies of all such reports to Tenant prior to their filing. Manager shall cooperate with governmental inspection and enforcement activities. Manager shall notify Tenant of the requirement for changes to the physical structure of the Facility to comply with applicable laws and codes and Tenant shall be responsible for any mandated changes to bring the physical structure into compliance with the applicable laws and codes and to operate the Facility in accordance with Facility Standards.

The parties understand and agree that certain non-material deficiencies or situations of non-material non-compliance with various Legal Requirements (such as building codes, the Occupational Safety and Health Act, the Americans with Disabilities Act, health care regulations and the like) are likely to occur from time to time in the normal course of business operations. Such occurrences will not constitute an independent breach or default of Manager hereunder, provided that, (i) Manager continues to maintain the Facility in accordance with the Facility Standards and such breaches or defaults are not inconsistent with the Facility Standards, (ii) Manager takes all reasonable actions in a timely manner to cure such deficiencies or situations of non-compliance, (iii) they do not materially affect the operation or cash flow of the Facility, and (iv) they do not present a material threat that the operation of the Facility will be shut down and do not present a material threat of liability or criminal charges to Tenant or any third parties. The costs (including any fines for non-compliance and any damages incurred by Tenant resulting therefrom) of curing such deficiencies or circumstances of non-compliance shall constitute Facility Expenses unless incurred by reason of Manager’s willful failure, gross negligence or default hereunder, in which event the cost therefore shall be payable out of Manager’s own funds.

17.02 Equal Employment Opportunity. Without limitation of any provision set forth herein, Manager expressly agrees to abide by any and all applicable equal employment opportunity statutes, rules and regulations imposed by any governmental authority, including, without limitation, Title II of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Equal Pay Act of 1963, the National Labor Relations Act, the Fair Labor Standard Act, the Rehabilitation Act of 1983, and the Occupational Safety and Health Act of 1970, all as may be from time to time modified or amended.

17.03 Equal Housing Opportunity. Without limitation or any provision set forth herein, Tenant and Manager expressly agree to abide by any and all applicable equal housing opportunity statutes, rules and regulations imposed by any governmental authority, all as may be from time to time modified or amended.

ARTICLE XVIII

PROPRIETARY MARKS; INTELLECTUAL PROPERTY

18.01 Proprietary Marks. During the Term of this Agreement, the Facility shall be known as an “MSM” facility, with such additional identification as may be necessary and agreed to by Tenant and Manager to provide local identification. If the name of the MSM System is changed, Manager shall have the right (with the Tenant’s written consent) to change the name of the Facility to conform thereto. Tenant shall have the right to require the name of the Facility to be changed to conform to the name under which the MSM System will be operated. Except as set forth above, the Facility shall always be operated under the MSM name and failure to do so by Manager shall be an Event of Default.

18.02 Ownership of Proprietary Marks. The Proprietary Marks shall in all events remain the exclusive property of Manager, and except as expressly set forth in this Agreement, nothing contained herein shall confer on Tenant the right to use the Proprietary Marks. Except as provided below in this section, upon termination, any use of or right to use the Proprietary Marks by Tenant shall cease forthwith and Tenant shall promptly remove, at Tenant’s expense, from the Facility any signs or similar items that contain the Proprietary Marks. The right to use such Proprietary Marks belongs exclusively to Manager, and the use thereof inures to the benefit of Manager whether or not the same are registered and regardless of the source of the same. Upon termination, Tenant shall have the right to use any inventory, Consumables or Household Replacement items marked with the Proprietary Marks exclusively in connection with the Facility until they are consumed. Notwithstanding the foregoing, to the extent Proprietary Marks are used on directional signs, room number identifications, or other important markers in the Facility, Tenant shall be entitled to continue using the same, provided that Manager shall have the right (but not the obligation) to remove the same, provided they are replaced with new signage and/or markings.

18.03 Trademark License. Manager hereby grants to Tenant a non-exclusive right and license (“Trademark License”) to use “MSM” solely as part of the name of the Facility (which, for the purposes of clarity, allows Tenant to, without limitation, use “MSM” and the name of Manager in any advertisements, promotional material, announcements, filings/disclosures made pursuant to Legal Requirements and related to the Facility). Tenant shall not be permitted to use “MSM” in connection with the identification or operation of any other business or property, or at any other location, except as may otherwise be provide in other agreements between the parties. Tenant acknowledges and agrees that Manager (or one of its Affiliates) is the owner of all right, title, and interest in and to “MSM” and the goodwill associated with and symbolized by that mark. Tenant’s use of “MSM” pursuant to this Trademark License shall not give Tenant any ownership, apart from this Trademark License, to “MSM,” and that all goodwill arising from Tenant’s use of “MSM” shall inure solely to Manager’s benefit. Tenant shall not use (except as otherwise permitted in this Agreement) or attempt to register any trademark, service mark, trade name, domain name, or other mark or name that is the same, contains, or is otherwise confusingly similar to the MSM mark. The MSM mark shall not be combined with, associated with, or used in conjunction with any other trademark, service mark, corporate name, or trade name except as expressly approved by Manager. Tenant shall promptly notify Manager if a lawsuit, claim, or threat of a lawsuit or claim is alleged that use of the MSM mark infringes upon a trademark, service mark, or trade name owned by a third-party. Manager will, at its sole discretion, decide on an appropriate response. Tenant shall provide reasonable cooperation to Manager in the defense. Tenant shall also promptly notify Manager of any infringement or potential infringement of the MSM mark by third-parties which come to Tenant’s attention. Manager will, at its sole discretion, decide whether and how to proceed. Tenant shall provide reasonable cooperation to Manager as necessary. This Trademark License shall immediately terminate upon termination or expiration of this Agreement.

18.04 Intellectual Property. All Intellectual Property shall at all times be proprietary to Manager or its Affiliates, and shall be the exclusive property of Manager or its Affiliates. During the Term of this Agreement, Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential. Upon termination, all Intellectual Property shall be removed from the Facility by Manager, without compensation to Tenant, provided that Tenant shall have the right to use the same for a period of sixty (60) days following termination to assist in a smooth transition of management.

18.05 Use of Proprietary Marks and Intellectual Property. Notwithstanding the foregoing provisions of this Article, subject to Section 18.01 above, Manager warrants and covenants that the Proprietary Marks and the Intellectual Property shall be used at and in connection with the Facility during the Term of this Agreement.

18.06 Breach of Covenant. Manager and/or its Affiliates shall be entitled, in case of any breach of the covenants of Article XVIII by Tenant or others claiming through it, to injunctive relief and to any other right or remedy available at law. Article XVIII shall survive termination.

ARTICLE XIX

MISCELLANEOUS PROVISIONS

19.01 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, at the request of either party, the party requested shall execute such additional instruments and take such additional acts as the requesting party may deem necessary to effectuate this Agreement.

19.02 Intentionally Omitted.

19.03 No Brokerage. Each party represents to the other that it has not engaged a broker in connection with this transaction, and agrees to defend, indemnify, and hold the other party harmless from any claim made by a broker through the indemnifying party.

19.04 Notices. All notices, demands, consents, approvals, and requests given by either party to the other hereunder shall be in writing and shall be sent by hand delivery, by a nationally recognized overnight courier, or by registered or certified mail, postage prepaid, return receipt requested, to the parties at the following addresses:

Tenant:

CHP Billings MT Tenant Corp.

c/o CNL Healthcare Properties, Inc.

CNL Center at City Commons

450 South Orange Avenue, 12th Floor

Orlando, Florida 32801-3736

Attn: Holly J. Greer, Esq., SVP and General Counsel and Joseph Johnson, SVP and CFO

Copy to:	Lowndes Drosdick Doster Kantor and Reed, P.A. 215 North Eola Drive Post Office Box 2809 Orlando, Florida 32802-2809 Attn: William T. Dymond, Jr., Esq.

Manager:

Attn: Matthew Turner, CFO

MorningStar Senior Management, LLC

7555 E. Hampden Avenue, Suite 501

Denver, CO 80231

Ph. 303-750-5522

Fax: 303-750-5992

E-mail: mturner@morningstarseniorliving.com

With copy to:

The DeSantis Law Firm

54 West 11th Avenue

Denver, Colorado 80204

Attention: Gennaro DeSantis, Esquire

Telephone No.: (303) 885-3060

Facsimile No.: (720) 306-8045

E-Mail: gdesantis@masopartners.com

Or to such other address and to the attention of such other person as either party may from time to time designate in writing. Notices properly given as described above shall be effective upon receipt. Refusal to accept delivery shall constitute receipt.

19.05 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance is held to be invalid or unenforceable for any reason, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

19.06 Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

19.07 Division and Headings. The divisions of this Agreement into sections and subsections and the use of captions and headings in connection therewith are solely for convenience and shall have no legal effect whatsoever in construing the provisions of this Agreement.

19.08 Confidentiality of Information. Manager and Tenant agree to keep confidential and not to use or to disclose to others, except (a) in the case of Tenant, to any members, managers, partners, underwriters, analysts, employees, consultants, agents, affiliates, officers, directors, lender or any prospective lender, investor, purchaser or prospective purchaser of the Facility, (b) in the case of either party, to any rating agencies, lenders, stock analysts, banks, accountants, lawyers and other like professionals, (c) as expressly consented to in writing by the other party, (d) as required by law, or (e) to obtain any license or permit needed to operate the Facility, any and all of their respective secrets or confidential technology, proprietary information, customer lists, or trade secrets, or any matter or items ascertained through their association with each other. Manager and Tenant further agree that should Manager leave the active service of Tenant, Manager will return to Tenant any Facility information of any kind pertaining to Residents of the Facility, business, sales, financial condition or products and Tenant will return to Manager any and all of Manager’s confidential information obtained by Tenant. Notwithstanding anything herein to the contrary, any party to this Agreement (and any employee, representative, or other agent of any party to this Agreement) may disclose to any and all persons, without limitation of any kind, the U.S. federal income tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure; provided, however, that neither party (nor any employee, representative or other agent thereof) shall disclose (A) any information that is not relevant to an understanding of the U.S. federal income tax treatment of the transactions contemplated by this Agreement, including the identity of any party to this Agreement (or its employees, representatives or agents) or other information that could lead any person to determine such identity or (B) any information to the extent such disclosure could result in a violation of any federal or state securities laws.

19.09 Publicity. The parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party, except as required by law or applicable regulations.

19.10 Right To Perform. In the event that Tenant or Manager shall be in default hereunder, Tenant or Manager, in addition to any rights or remedies available to it under law, shall have the right, but not the obligation to perform the defaulting party’s duty or fulfill the defaulting party’s obligation, but in no way obligating the party beyond any termination period allowable hereunder.

19.11 No Assignment. Manager shall not assign or transfer its interest in this Agreement without the prior written consent of Tenant, which may be withheld in Tenant’s sole and absolute discretion; provided, however, that Manager shall have the right to assign this Agreement to an entity wholly owned and controlled, directly or indirectly, by MSM, without release from Manager’s obligations hereunder upon thirty (30) days written notice to Tenant; provided further, however, for such assignment to be effective, such assignee must, and shall at all times, be an “eligible independent contractor” as defined in Section 856(d)(9) of the Code and such assignee will and shall cause the Facility to be operated in such a manner so that it qualifies as a “qualified health care facility” within the meaning of Section 856(e)(6)(D) of the Code at all times). Any such assignment may be subject to the prior approval of governmental authorities. Further, any Change in Control of Manager shall be considered an assignment of this Agreement by Manager.

19.12 Entire Agreement/Amendment. With respect to the subject matter hereof, this Agreement supersedes all previous contracts and constitutes the entire Agreement between the parties with respect to the specific subject matter hereof, and no party shall be entitled to benefits other than those specified herein. As between the parties, no oral statements or prior written material not specifically incorporated herein shall be of any force and effect. The parties specifically acknowledge that in entering into and executing this Agreement, the parties rely solely upon the representations and agreements contained in this Agreement and no others. All prior representations or agreements not expressly incorporated herein, whether written or verbal, are superseded, and no changes in or additions to this Agreement shall be recognized unless and until made in writing and signed by both parties hereto. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

19.13 Inurement. Subject to the terms of Section 19.11, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto.

19.14 Relationship Between the Parties. The relationship between Tenant and Manager pursuant to this Agreement shall not be one of general agency, but shall be that of Tenant with an independent contractor; provided, however, that with respect to those specific and limited circumstances in which (a) Manager is holding funds for the account of Tenant or (b) Manager is required to act as authorized representative for Tenant with respect to agreements with residents pursuant to licenses or Legal Requirements, the relationship between Tenant and Manager shall be that of trustee and authorized representative (with limited agency), respectively. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making Tenant a partner or joint venture with Manager or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the other.

19.15 Quiet Enjoyment. Tenant hereby covenants and agree that, so long as this Agreement has not been terminated by reason of (i) an Event of Default by Manager or (ii) the exercise by Tenant of any right to terminate this Agreement under any other section of this Agreement, Manager shall quietly hold, occupy and enjoy the Facility throughout the Term hereof free from hindrance or ejection by Tenant, or any other party claiming under, through or by the rights of Tenant, except as set forth in Section 19.17 below. Notwithstanding anything to the contrary contained herein, Manager acknowledges and agrees that nothing stated in this Agreement shall vest Manager with an interest in real property, including a leasehold estate therein, and all rights to the use or possession of the Facility and the real estate shall automatically terminate upon the termination of this Agreement.

19.16 Attorney’s Fees. If either party seeks to enforce such party’s rights under this Agreement by legal proceedings or otherwise the non-prevailing party shall be responsible for all costs and expenses in connection therewith, including without limitation, reasonable attorneys’ fees and witness fees. In this Section 19.16, non-prevailing party shall not be meant to refer to a party who initiates or accepts a settlement offer with regards to such legal proceeding.

19.17 Intentionally Omitted.

19.18 Cooperation. Manager hereby agrees to cooperate with Tenant in connection with any sale of the Facility or the direct or indirect ownership interests in Tenant, including without limitation, using commercially reasonable efforts to furnish financial and property information, cooperating with any potential purchaser’s physical inspection of the Facility, providing tours of the Facility to prospective purchasers, assisting with the preparation of prorations, and such other matters as are reasonably requested by Tenant and/or Tenant in connection with the sale of the Facility or the ownership interests in Tenant.

19.19 Estoppel Certificate. Manager agrees, at any time and from time to time and within ten (10) business days after written request by Tenant, to execute, acknowledge and deliver to Tenant a statement in writing (i) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the Agreement is in full force and effect as modified and stating the modifications); (ii) stating the Management Fees payable and dates to which the Management Fees and any other charges hereunder have been paid by Tenant; (iii) stating whether or not Tenant is in default in the performance of any covenant, agreement or condition contained in this Agreement, and if so, specifying each such default of which Manager may have knowledge; (iv) to Manager’s actual knowledge, Manager is not in default in any material respects relating to the Management Agreement; (v) [intentionally omitted]; (vii) certifying that there are bans on admissions of residents to the Facility; (viii) certifying that all financial statements and books and records have been maintained in accordance with GAAP, and that they are true, accurate, and complete in all material respects; (xi) certifying that there are no Resident deposits held by Manager, except as set forth on a exhibit to the estoppel certificate; and (xii) certifying that Manager has not accepted any advance rents from Residents, except as set forth on an exhibit to the estoppel certificate. Any such statement delivered pursuant hereto may be relied upon by any owner of the Facility, any prospective purchaser of the Facility, and lender or prospective lender of Tenant, or any prospective assignee of any such loan. Manager’s failure to timely deliver an estoppel certificate as provided in this Section will be a default under this Agreement.

19.20 Subordination of Management Agreement. Without the consent of Manager, Landlord or Tenant may, from time to time, directly or indirectly, create or otherwise cause to exist a mortgage, trust deed, lien, encumbrance or title retention agreement (collectively, an “Encumbrance”) upon the Facility or any part(s) or portion(s) thereof or interests therein. This Agreement and the rights of Manager hereunder are and at all times shall be subject and subordinate to any such Encumbrance which may now or hereafter affect the Facility or any of them and to all renewals, modifications, consolidations, replacements and extensions thereof. This Section 19.21 shall be self-operative and no further instrument of subordination shall be required; provided, however, that in confirmation of such subordination, Manager shall execute promptly any certificate or document that Landlord or Tenant, mortgagee or beneficiary may request for such purposes.

19.21 Operational Transfer. As of the date hereof, Manager will commence operations of the Facility and Mountain West Retirement Corporation, dba Bonaventure Senior Living, an Oregon corporation (“Existing Operator”), the manager of the Facility immediately prior to the Effective Date, will cease managing the Facility. In order to facilitate a transition of operational and financial responsibility from Existing Operator to Manager in a manner that will ensure the continued operation of the Facility after the Effective Date in compliance with applicable law and in a manner that does not jeopardize the health and welfare of the residents of the Facility, Manager and Tenant hereby agree as follows:

(a) Access to Records. Manager shall keep and preserve all medical records and other records that Landlord obtained from Existing Operator or its affiliates for persons who were residents of the Facility for the longer of five (5) years following the delivery of such records to Landlord or Manager, or such time as may be required by any applicable legal requirement.

(b) Employee Matters.

(i) Manager acknowledges and agrees that as of the date hereof, Existing Operator has delivered to Manager a schedule setting forth: (i) the name of each of the current Facility employees (collectively, the “Facility Employees”), (ii) each Facility Employee’s position (and corresponding job description and role) and rate of pay, (iii) both a reasonable estimate of all benefits (to include but not limited to, all health benefits and retirement benefits) that Existing Operator is obligated by all legal requirements and its employee benefit policies, to provide the Facility Employees as of the Effective Date and (iv) Existing Operator’s liability for the Facility Employees’ vacation, sick and personal time-off as of the Effective Date, if any, which Existing Operator shall be obligated to pay as of the Effective Date. “Facility Employees” does not include any employees of Existing Operator (including regional and traveling personnel) who may provide services to the Facility but are not employees of the Facility, and Existing Operator personnel who may provide services to the Facility on an interim basis but are not employees of the Facility.

(ii) To the extent that Manager elects to employ any Facility Employees as of the Effective Date, on the Effective Date, Manager shall give Existing Operator written notice of which Facility Employees Manager will employ as of the Effective Date. On or about the date that is sixty (60) days after the Effective Date, Manager shall provide Existing Operator with a list of any Facility Employees terminated after the Effective Date, together with an indication as to whether such employees were terminated with or without cause.

(c) Accounts Receivable. As soon as reasonably possible but not later than ten (10) business days after the Effective Date, Tenant shall use commercially reasonable efforts to cause Existing Operator to provide Manager with a schedule of Seller’s accounts receivable, listing by resident the amounts due as of the Effective Date (“Seller’s Accounts Receivable”). Manager shall do nothing to interfere with any and all rights that Seller or any of its agents or affiliates, including Existing Operator, may have in or with respect to Seller’s Accounts

Receivable including but not limited to the right to collect the same and to enforce any and all of Seller’s rights with respect to Seller’s Accounts Receivable, provided, however, that the pursuit of such Seller’s Accounts Receivable by Seller or any of its agents or affiliates, including Existing Operator, does not interfere with the Manager’s operation of the Facility.

(d) Payments Received by Manager. If Manager receives any proceeds with respect to the Seller’s Accounts Receivable, Manager will hold such proceeds in trust for Seller and shall promptly turn over those proceeds to Existing Operator without demand, offset or deduction of any kind. All amounts received by Manager from parties with respect to whom there is an Account Receivable shall be applied in the manner specified by the payor. If there is no specification by the payor with respect to the application of such amounts, such amounts shall be applied as follows: (i) if the payment is made on or before the date that is thirty (30) days after the Effective Date, the payment shall first be applied to the oldest indebtedness of the payor; (ii) if the payment is made after the date that is thirty (30) days after the Effective Date and on or before the date that is ninety (90) days after the Effective Date, such payment shall be applied first toward current amounts due, and if such payment exceeds any current amounts due, then such excess shall be applied to any past due amounts of the payor, beginning with the oldest indebtedness; and (iii) if the payment is made after the date that is ninety (90) days after the Effective Date, such payment shall be retained by Manager, for the benefit of Owner.

(e) Private Payments Received by Manager from Discharged Residents. Any private payments received by Manager which relate to any residents discharged from the Facility prior to the Effective Date (the “Discharged Residents”) shall be forwarded to Existing Operator within ten (10) business days of receipt thereof together with copies of applicable remittance advices or other information received. Manager shall use commercially reasonable efforts to direct that such Discharged Residents remit such payments directly to Existing Operator at a location other than the Facility.

(f) Recovery of Accounts Receivable. Nothing herein shall be deemed to limit in any way Existing Operator’s rights and remedies to recover Accounts Receivable due and owing to Seller from any payor, except that, a) in no event shall Existing Operator have the right, after the Effective Date, to terminate any resident agreement or tenant lease or to bring any eviction or similar proceeding (or threaten to do so) in connection with exercising any rights of Seller or Existing Operator pursuant to this Section, and; b) Seller’s pursuit and rights and remedies to recover Accounts Receivable shall not interfere with Manager’s operation of the Facility.

(g) Misapplied Payments. In the event the parties mutually determine in good faith that a payment described hereunder was misapplied by Manager, then the Manager shall remit the same to Existing Operator within ten (10) business days after said determination is made.

(h) For the ninety (90) day period following the Commencement Date or until Existing Operator receives payment of all Accounts Receivable attributable to the operation of the Facility prior to the Commencement Date, whichever is sooner, Manager shall deliver to Seller and Tenant: (a) an accounting by the 20th calendar day of each month setting forth all accounts received by Manager during the preceding month with respect to Accounts Receivable; and (b) copies of all remittance advice relating so such amounts received and any other reasonable supporting documentation as may be reasonably required for Seller to determine the Accounts Receivable.

(i) Failure to Forward Payments. Failure of Manager to forward to Existing Operator any payment received by such Manager in accordance with the terms of this Section shall (among all other remedies allowed to them by law and this Agreement) cause the amount owed to accrue interest to interest on the amount owed at the rate per annum equal to the prime rate as set forth in the Wall Street Journal and same may be changed from time to time plus two percent (2.00%) simple interest until such payment has been made.

(j) Removal of Signage. Immediately following the Effective Date, Manager shall cover up or remove all references to the name “Bonaventure”, Bonaventure’s logo or trademarks, or the registered phrase “Retirement Perfected” on Facility signage or other materials used or distributed in connection with operation of the business conducted at the Facility, including on letterhead or other correspondence, employee business cards or accounts. No later than forty-five (45) days following the Effective Date (and no later than thirty (30) days with respect to Facility buses), Manager shall permanently remove or replace all Facility signage and other materials used or distributed in connection with operation of the business conducted at the Facility.

(k) Existing Operator Not Third Party Beneficiary. It is expressly agreed that Existing Operator is not third party beneficiaries of this Agreement.

(l) Payments Received by Owner from Existing Operator. Any payments received by Owner from Existing Operator after the Effective Date which represent payments for services rendered or goods sold by Manager from and after the Effective Date shall be forwarded to Manager promptly and/or credited appropriately under this Management Agreement.

[Signatures Commence on Following Page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

Tenant:

CHP BILLNGS MT TENANT CORP., a Delaware corporation

By:	/s/ Tracey B. Bracco
Name:	Tracey B. Bracco
Title:	Vice President

[INTENTIONALLY BLANK; SIGNATURE OF MANAGER FOLLOWS]

Manager:

MorningStar Senior Management, LLC, a Colorado limited liability company

By:	/S/ Ken Jaeger
	Name:	Ken Jaeger
	Title:	President/CEO

EXHIBIT A

DESCRIPTION OF REAL PROPERTY

[Intentionally Omitted]

EXHIBIT B

APPROVED BUDGET FOR FIRST FISCAL YEAR

[Intentionally Omitted]

EXHIBIT C

[INTENTIONALLY OMITTED]

EXHIBIT D

REPORTING SCHEDULE

[Intentionally Omitted]

EXHIBIT D-1

QUARTERLY CERTIFICATION

[Intentionally Omitted]

EXHIBIT E

FORM OF RESIDENT AGREEMENT

[Intentionally Omitted]

EXHIBIT F

FACILITY STANDARDS

[Intentionally Omitted]

EXHIBIT G

INSURANCE COVERAGE

[Intentionally Omitted]

EXHIBIT H

MANAGER’S ORGANIZATIONAL CHART

[Intentionally Omitted]

SCHEDULE 10.06

PROPOSED OWNERSHIP INTERESTS OF MANAGER

[Intentionally Omitted]